                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss.240.14a-12


                              Sound Federal Bancorp
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]     No fee required.
[ ]     $125 per Exchange Act Rules 0-11(c)1(ii), 14a-6(i)(1), 14a-6(i)(2) or
        Item 22(a)(2) of Schedule 14A.
[X]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)      Title of each class of securities to which transaction applies:

        Common Stock par value
--------------------------------------------------------------------------------

2)      Aggregate number of securities to which transaction applies:

        12,322,206
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3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        $20.75 per share
--------------------------------------------------------------------------------

4)      Proposed maximum aggregate value of transaction:

        $256 million
--------------------------------------------------------------------------------

5)      Total fee paid:

        Previously paid

--------------------------------------------------------------------------------

[X]     Fee paid previously with preliminary materials.

        [ ]     Check box if any part of the fee is offset as provided by
        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:

                $53,000

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        2)      Form, Schedule or Registration Statement No.:

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        3)      Filing Party:

--------------------------------------------------------------------------------

        4)      Date Filed:

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


                                                     PRELIMINARY PROXY MATERIALS



                      [Letterhead of Sound Federal Bancorp]






                                                                     [Mail Date]

Dear Fellow Stockholder:

        We cordially invite you to attend a special meeting of stockholders of Sound Federal Bancorp, Inc. The meeting will be held at our corporate offices located at 1311 Mamaroneck Avenue, White Plains, New York 10605, on ________, [Meeting Date], at 4:00 p.m., local time.

        On February 8, 2006, Sound Federal Bancorp, Inc. agreed to be acquired by Hudson City Bancorp, Inc. If the acquisition is completed, you will receive a cash payment of $20.75 for each share of Sound Federal Bancorp, Inc. common stock that you own. Upon completion of the acquisition you will no longer own any stock or have any interest in Sound Federal Bancorp, Inc.

        At the special meeting, you will be asked to approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 8, 2006. A majority of the votes entitled to be cast at the special meeting must vote for approval and adoption of the Merger Agreement for the acquisition to be completed. If the Merger Agreement is approved, and all other conditions described in the Merger Agreement have been met or waived, the acquisition is expected to occur during the third quarter of calendar 2006.

        Your exchange of shares of Sound Federal Bancorp, Inc. common stock for cash generally will cause you to recognize income for federal, and possibly state and local, tax purposes. You should consult your personal tax advisor for a full understanding of the tax consequences of the acquisition to you.

        Your Board of Directors believes that the acquisition is in the best interests of Sound Federal Bancorp, Inc.'s stockholders and unanimously recommends that you vote FOR the Merger Agreement. Your Board of Directors has received the written opinion of Keefe, Bruyette & Woods, Inc., that the consideration to be received by Sound Federal Bancorp, Inc.'s stockholders in the acquisition is fair from a financial point of view.

        This proxy statement provides you with detailed information about the proposed acquisition and includes, as Appendix A, a complete copy of the Merger Agreement. I urge you to read the enclosed materials carefully for a complete description of the acquisition.

        It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope we have provided. You may also vote your shares by telephone or the internet using the instructions on the enclosed proxy or voting instruction card (if those options are provided to you).

        On behalf of the Board, I thank you for your prompt attention to this important matter.

                                        Sincerely,




Bruno J. Gioffre                        Richard P. McStravick
Chairman of the Board                   President and Chief Executive Officer


        This proxy statement is dated _____________, 2006 and is first being mailed to stockholders on or about ___________, 2006.

                           SOUND FEDERAL BANCORP, INC.
                             1311 MAMARONECK AVENUE
                          WHITE PLAINS, NEW YORK 10605
                                 (914) 761-3636

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON [MEETING DATE]

        Notice is hereby given that a special meeting of stockholders of Sound Federal Bancorp, Inc. will be held at our corporate offices located at 1311 Mamaroneck Avenue, White Plains, New York 10605, on [Meeting Date], commencing at 4:00 p.m., local time, and thereafter as it may from time to time be adjourned.

        A proxy card and a proxy statement for the special meeting are enclosed. The meeting is being held for the following purposes:

        1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of February 8, 2006 (the "Merger Agreement") by and between Hudson City Bancorp, Inc. and Sound Federal Bancorp, Inc., pursuant to which a newly incorporated subsidiary of Hudson City Bancorp, Inc. will merge with and into Sound Federal Bancorp, Inc. and each of the outstanding shares of Sound Federal Bancorp, Inc. common stock will be converted into the right to receive $20.75 in cash, as more fully described in the accompanying proxy statement;


        2. The potential adjournment of the special meeting of stockholders if necessary to solicit additional proxies; and


        3. To transact such other business as properly may come before the meeting and any adjournment or adjournments. We are not aware of any other business to come before the special meeting.

        Any action may be taken on Proposal No. 1 at the special meeting or on any date or dates to which the special meeting may be adjourned or postponed. You can vote at the meeting if you owned Sound Federal Bancorp, Inc. common stock at the close of business on [Record Date 1] record date. A complete list of stockholders entitled to vote at the meeting will be available at the corporate offices of Sound Federal Bancorp, Inc. during the ten days prior to the meeting and at the meeting.

        As a stockholder of Sound Federal Bancorp, Inc., you have the right to dissent from the proposed acquisition and obtain an appraisal of the fair value of your shares of Sound Federal Bancorp, Inc. common stock under applicable provisions of Delaware law. In order to perfect dissenters' rights, you must not vote in favor of the acquisition and must comply with the requirements of Delaware law. A copy of the Delaware statutory provisions regarding dissenters' rights is provided as Appendix C to the accompanying proxy statement and a summary of these provisions can be found under the caption "Rights of Dissenting Stockholders" beginning on page 20.

        Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the special meeting.

                                        By Order of the Board of Directors



                                        Richard P. McStravick
                                        President and Chief Executive Officer

White Plains, New York
[Mail Date]

--------------------------------------------------------------------------------

Important: The prompt return of proxies will save Sound Federal Bancorp, Inc. the expense of further requests for proxies to ensure a quorum at the meeting. Please complete, sign and date the enclosed proxy card and promptly mail it in the enclosed envelope. You may also be able to vote your shares by telephone or over the internet. If telephone or internet voting is available to you, voting instructions are printed on the proxy card or voting instruction card sent to you. You may revoke your proxy in the manner described in the proxy statement at any time before it is voted.

--------------------------------------------------------------------------------


                                                  TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING.............................................1
SUMMARY TERM SHEET................................................................................................2
SOUND FEDERAL BANCORP, INC. SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA.........................................
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.......................................................6
THE SPECIAL MEETING...............................................................................................7
         PLACE, DATE AND TIME.....................................................................................7
         PURPOSE OF THE MEETING...................................................................................7
         RECORD DATE; VOTE REQUIRED...............................................................................7
         BENEFICIAL OWNERSHIP OF SOUND FEDERAL BANCORP COMMON STOCK...............................................7
         PROXIES; REVOCATION......................................................................................8
         ATTENDING THE SOUND FEDERAL BANCORP SPECIAL MEETING......................................................9
         PARTICIPANTS IN SOUND FEDERAL BANCORP BENEFIT PLANS......................................................9
MARKET PRICE AND DIVIDEND DATA FOR SOUND FEDERAL BANCORP COMMON STOCK.............................................9
PROPOSAL I - APPROVAL OF THE MERGER AGREEMENT....................................................................10
         GENERAL.................................................................................................10
         THE PARTIES.............................................................................................10
         BACKGROUND..............................................................................................11
         OPINION OF SOUND FEDERAL BANCORP'S FINANCIAL ADVISOR....................................................16
         SURRENDER OF CERTIFICATES...............................................................................19
         CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................................................................20
         RIGHTS OF DISSENTING STOCKHOLDERS.......................................................................20
         FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS IN THE ACQUISITION........................................23
         REGULATORY APPROVALS....................................................................................25
         ACCOUNTING TREATMENT....................................................................................26
         TERMS OF THE MERGER.....................................................................................26
         WHEN THE ACQUISITION WILL BE COMPLETED..................................................................27
         CONDITIONS TO THE ACQUISITION...........................................................................27
         CONDUCT OF BUSINESS PENDING THE ACQUISITION.............................................................28
         AGREEMENT NOT TO SOLICIT OTHER OFFERS...................................................................31
         EMPLOYEE MATTERS........................................................................................31
         REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT..................................................32
         TERMINATION OF THE MERGER AGREEMENT.....................................................................33
         INDEPENDENT PUBLIC ACCOUNTANTS..........................................................................34
OWNERSHIP OF SOUND FEDERAL BANCORP COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......................35
PROPOSAL II - ADJOURNMENT OF THE SPECIAL MEETING.................................................................36
OTHER MATTERS....................................................................................................36
STOCKHOLDER PROPOSALS............................................................................................36
WHERE YOU CAN FIND MORE INFORMATION..............................................................................37


Appendix A - Agreement and Plan of Merger (excluding certain exhibits)..........................................A-1
Appendix B - Opinion of Keefe, Bruyette & Woods, Inc............................................................B-1
Appendix C - Dissenters' Rights Under Section 262 of the Delaware General Corporation Law.......................C-1

                              QUESTIONS AND ANSWERS
                 ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING


Q:      WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement, including the appendices, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.


        Please note that if you wish to perfect your dissenters' rights of appraisal you must comply with the procedures described in this proxy statement and Appendix C. These procedures include advising Sound Federal Bancorp, Inc. prior to the special meeting of your intention to dissent and seek appraisal of your shares.


Q:      WHY IS MY VOTE IMPORTANT?

A: Holders of not less than a majority of the outstanding shares of Sound Federal Bancorp common stock must vote in favor of the Merger Agreement in order for it to be approved and allow the acquisition to be completed. If you do not return your proxy card or vote in person at the special meeting, it will have the same effect as a vote against the acquisition.

Q: IF MY BROKER HOLDS MY SHARES IN STREET NAME, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q:      WHAT IF I FAIL TO INSTRUCT MY BROKER?

A: If you fail to instruct your broker to vote your shares, it will have the same effect as a vote against the Merger Agreement.

Q:      CAN I ATTEND THE MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker or other nominee how you can vote at the special meeting.

Q:      CAN I CHANGE MY VOTE?

A: Yes, you can change your vote at any time before your proxy is voted at the special meeting. If you have not voted through your broker or other nominee, there are three ways you can change your vote after you have sent in your proxy card.

o First, you may send a written notice to our Corporate Secretary, stating that you would like to revoke your proxy.

o Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

o Third, you may attend the special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

        If you have directed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or nominee to change your vote.

Q:      SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Instructions for surrendering your Sound Federal Bancorp stock certificates in exchange for the cash purchase price will be sent to you later. Please do not send any stock certificates with your proxy.

Q:      WHO SHOULD I CALL WITH QUESTIONS?

A: You should call our Corporate Secretary at 914-761-3636. You may also contact Georgeson Shareholder Services, our proxy solicitation agent, at 800-868-1363. If your broker holds your shares, you should also call your broker for additional information.

                           SOUND FEDERAL BANCORP, INC.
               PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
                               SUMMARY TERM SHEET

        This is a summary of the most material terms of the transaction between Sound Federal Bancorp, Inc. ("Sound Federal Bancorp") and Hudson City Bancorp, Inc. ("Hudson City Bancorp"). It does not contain all the information that may be important to you. We urge you to read carefully the entire document and the other documents to which we refer, including the Merger Agreement, to fully understand the acquisition.


o Pursuant to the Merger Agreement, Hudson City Bancorp will acquire Sound Federal Bancorp. This will be accomplished through a series of mergers as set forth under the caption "Proposal I - Approval of the Merger Agreement--General" on page 10.

o If the acquisition occurs, each stockholder of Sound Federal Bancorp will receive, for each share he or she owns, an amount in cash equal to $20.75 per share. See the discussion under the caption "Proposal I - Approval of the Merger Agreement--Terms of the Merger" beginning at page 26 for more information.

o The acquisition cannot occur unless Sound Federal Bancorp's stockholders approve the acquisition by the affirmative vote of at least a majority of the outstanding shares of common stock and all regulatory approvals necessary to complete the acquisition are obtained. See the discussion under the caption "Proposal I - Approval of the Merger Agreement --Conditions to the Acquisition" beginning at page 27 for more information.

o The Board of Directors of Sound Federal Bancorp has approved the acquisition and unanimously recommends that Sound Federal Bancorp's stockholders vote in favor of it. Directors and certain officers of Sound Federal Bancorp have entered into letter agreements to vote their shares of common stock "For" Proposal I. Collectively, these individuals will vote approximately 8.6% of the shares outstanding and entitled to vote on Proposal I. See the discussion under the caption "Proposal I - Approval of the Merger Agreement--Sound Federal Bancorp's Reasons for the Acquisition and Recommendation of the Board of Directors" beginning at page 14 for more information. In deciding to enter into the Merger Agreement the Board considered a variety of factors including:

                o       The costs of growing Sound Federal Bancorp's franchise.

                o       The ability to remain competitive.

                o The compatibility of the Sound Federal Bancorp franchise and Hudson City Bancorp franchise.

                o       The amount and form of merger consideration.

                o The ability of Hudson City Bancorp to complete the acquisition.

o Keefe, Bruyette & Woods, Inc., has issued an opinion that the amount that will be paid to Sound Federal Bancorp's stockholders is fair from a financial point of view. See the discussion under the caption "Proposal I - Approval of the Merger Agreement--Opinion of Sound Federal Bancorp's Financial Advisor" beginning at page 16 for more information

o Sound Federal Bancorp has agreed to pay Hudson City Bancorp a termination fee of $13,265,000 if Sound Federal Bancorp terminates the Merger Agreement in order to accept a superior acquisition proposal or in certain other circumstances. See the discussion under the caption "Proposal I - Approval of the Merger Agreement--Termination of the Merger Agreement" beginning at page 33 for more information.

o In general, Sound Federal Bancorp has agreed that it will not seek or encourage a competing transaction to acquire Sound Federal Bancorp, except in very limited situations in which an unsolicited offer is made. See the discussion under the caption "Proposal I - Approval of the Merger Agreement--Agreement Not to Solicit Other Offers" beginning at page 31 for more information.

o Our directors and executive officers have interests in the acquisition as individuals in addition to, or different from, their interests as stockholders, such as receiving severance payments, indemnification and insurance coverage, and other benefits. Our executive officers will receive a total of $3,454,000 in severance and gross-up payments under their employment agreements. In addition, our executive officers will receive aggregate lump sum payments under their supplemental executive retirement plan of $829,000. Our executive officers and directors will receive an aggregate of $7,854,000 in cash upon the cancellation of their outstanding options and an aggregate of $3,351,000 in cash for their restricted stock. The directors will receive an aggregate of approximately $2,752,000 from the director deferred fee plans and approximately $3,721,000 from the director retirement plan at the effective time of the merger. In addition, the executive officers and directors as a group will receive approximately $16,828,000 in merger consideration in exchange for the shares of Sound Federal Bancorp common stock they individually own. See the discussion under the caption "Proposal I - Approval of The Merger Agreement--Financial Interests of Directors and Officers in the Acquisition" beginning at page 23 for more information.

o Under Delaware law, you have the right to exercise appraisal rights in connection with the acquisition. This means that if you comply with the procedures for perfecting appraisal rights under Delaware law, you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive a cash payment based on that valuation instead of the consideration to be paid in the acquisition. To exercise your appraisal rights, you must deliver a written demand for appraisal to Sound Federal Bancorp, 1311 Mamaroneck Avenue, White Plains, New York 10605, Attn: Corporate Secretary, before the vote on the Merger Agreement at the special meeting and you must not vote in favor of the adoption of the Merger Agreement. You must also continuously hold your shares from the time you demand your appraisal rights through the effective time of the acquisition, and you must file a petition in the Delaware Court of Chancery within 120 days after the effective time of the acquisition. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. For additional information, see the discussion under the caption "Proposal I - Approval of the Merger Agreement - Rights of Dissenting Stockholders" beginning at page 10, and the relevant provisions of Delaware law attached to this proxy statement as Appendix C.

                           SOUND FEDERAL BANCORP, INC.
                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables set forth historical consolidated financial data for Sound Federal Bancorp. The annual historical financial condition and operating data are derived from Sound Federal Bancorp's consolidated financial statements audited by its independent accountants. Financial data as of December 31, 2005 and 2004 and for the nine months ended December 31, 2005 and 2004 are derived from unaudited financial data, but Sound Federal Bancorp believes such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. The results for the nine months ended December 31, 2005 are not necessarily indicative of the results that may be expected for the entire year.

                                   AT OR FOR THE NINE
                                       MONTHS ENDED                           AT OR FOR THE YEARS ENDED
                                       DECEMBER 31,                                  MARCH 31,
                                 -----------------------   --------------------------------------------------------------
                                    2005         2004         2005         2004         2003         2002         2001
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                      (IN THOUSANDS)

RESULTS OF OPERATIONS:
   Net interest income.........  $   19,791   $   19,839   $   26,423   $   26,192   $   25,839   $   18,906   $   14,568
   Provision for loan losses...         225          225          300          275          275          175          208
   Non-interest income.........       1,493        1,044        1,447        1,041          890          731          382
   Non-interest expense........      15,249       13,493       18,568       16,106       12,709       10,316       10,033
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
   Income before income tax
     expense...................       5,810        7,165        9,002       10,852       13,745        9,146        4,709
   Income tax expense..........       2,281        2,811        3,533        4,234        5,219        3,376        2,050
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
   Net income..................  $    3,529   $    4,354   $    5,469   $    6,618   $    8,526   $    5,770   $    2,659
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

FINANCIAL CONDITION:
   Total assets................  $1,149,326   $  984,372   $1,006,950   $  890,541   $  796,088   $  623,985   $  552,934
   Loans, net..................     710,750      541,955      560,751      478,455      427,684      418,368      293,807
Mortgage-backed securities:
   Available for sale..........     150,758      216,133      199,745      255,853      212,484      104,134      115,931
   Held to maturity............      64,988       54,717       59,777           --           --           --       25,177

Other Securities:
   Available for sale..........      76,779       79,364       76,409       81,877       82,564       46,097       41,595
   Held to maturity............      42,943       14,713       19,712           --           --           --        3,038

Deposits.......................     969,702      802,990      831,768      708,330      604,260      519,905      473,546

Borrowings.....................      35,000       38,000       38,000       35,000       35,000       34,922       14,698

Stockholders' equity...........     128,651      131,134      127,160      137,059      138,321       61,015       56,929


                                        AT OR FOR THE NINE
                                            MONTHS ENDED                          AT OF FOR THE YEARS ENDED
                                            DECEMBER 31,                                  MARCH 31,
                                      -----------------------   --------------------------------------------------------------
                                        2005(4)      2004(4)       2005         2004         2003         2002         2001
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PERFORMANCE RATIOS:
Return on average assets............      0.44%        0.61%        0.57%        0.79%        1.23%        1.01%        0.56%
Return on average equity............      3.67         4.48         4.23         4.87        10.50         9.85         4.89
Average interest rate spread (1)....      3.31         2.28         2.71         2.69         2.98         3.71         2.96
Net interest margin (2).............      2.57         2.93         2.91         3.24         3.93         3.51         3.26
Efficiency ratio (3)................     72.76        64.67        66.85        59.14        47.65        52.72        64.80
Dividend payout ratio...............     67.74        48.65        51.06        40.74        20.90        22.22        50.00

PER COMMON SHARE DATA:
Basic earnings per share............   $  0.31      $  0.37      $  0.47      $  0.54      $  0.67      $  0.45      $  0.20
Diluted earnings per share..........      0.30         0.36         0.46         0.52         0.65         0.44         0.20
Book value per share................     10.44        10.40        10.27        10.40        10.44         4.62         4.28
Tangible book value per
  share.............................      9.31         9.29         9.15         9.34         9.39         3.56         3.23
Dividends per share.................      0.21         0.18         0.24         0.24         0.14         0.10         0.10

CAPITAL RATIOS:
Average equity to average
  total assets (consolidated).......     11.91%       13.72%       13.59%       16.15%       11.68%       10.26%       11.42%
Tier 1 leverage capital at end
  of period (bank only).............      9.43        10.37        10.26        10.92        11.29         6.54         6.35

ASSET QUALITY DATA:
Total non-performing loans..........   $ 2,689      $   734      $   580      $ 1,981      $   477      $   755      $   933
Total non-performing assets.........   $ 2,689      $   734          580        1,981          477          869        1,130

----------------------------
(1)  Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on  interest-bearing liabilities.
(2)  Net interest margin represents net interest income as a percentage of average-earning assets.
(3)  Efficiency ratio represents the ratio of noninterest expenses divided by the sum of net interest income and noninterest income.
(4)  Ratios at or for the nine months ended December 31, 2005 and 2004 have been annualized where appropriate.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement, and the documents which we refer to in this proxy statement, contain forward-looking statements intended to be covered by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, among other things, information concerning possible or assumed future results of operations of Sound Federal Bancorp, the expected completion and timing of the acquisition and other information relating to the acquisition. There are forward-looking statements throughout this proxy statement, including, among others, under the headings "Summary Term Sheet" and "Proposal I- Approval Of The Merger Agreement," and in statements containing the words "believes," "plans," "expects," "anticipates," "intends," "estimates" or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. These forward-looking statements reflect Management's current expectations and forecasts, and we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Sound Federal Bancorp. In addition to other factors and matters discussed in this document or discussed and identified in other public filings we make with the Securities and Exchange Commission, we believe the following risks could cause actual results to differ materially from those discussed in the forward-looking statements:

        o difficulties in obtaining required stockholder and regulatory approvals of the acquisition;

        o increases in competitive pressure among financial institutions or from non-financial institutions;

        o       changes in the interest rate environment;

        o       changes in deposit flows, loan demand or real estate values;

        o       changes in accounting principles, policies or guidelines;

        o       legislative or regulatory changes;

        o changes in general economic conditions or conditions in securities markets or the banking industry;

        o materially adverse changes in the financial condition of Sound Federal Bancorp or Hudson City Bancorp;

        o       difficulties related to the completion of the acquisition; and

        o other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements concerning the acquisition or other matters addressed in this document and attributable to Sound Federal Bancorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Sound Federal Bancorp undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                               THE SPECIAL MEETING

PLACE, DATE AND TIME

        The special meeting will be held at the corporate offices of Sound Federal Bancorp located at 1311 Mamaroneck Avenue, White Plains, New York 10605, on ________, [Meeting Date], commencing at 4:00 p.m., local time.

PURPOSE OF THE MEETING

        At the special meeting, or any adjournment or postponement thereof, our stockholders will be asked to approve the Merger Agreement. Our stockholders also may consider and vote upon such other matters as are properly brought before the special meeting. As of the date hereof, we know of no business that will be presented for consideration at the special meeting, other than the matters described in this proxy statement.

RECORD DATE; VOTE REQUIRED

        Only our stockholders of record at the close of business on [Record Date 1] (the "Record Date") are entitled to notice of and to vote at the special meeting. As of the Record Date, there were 12,336,040 shares of our common stock outstanding and entitled to vote at the special meeting.

        At the special meeting our stockholders will be entitled to cast one vote per share of common stock owned on the Record Date. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be treated as shares present at the special meeting for purposes of determining the presence of a quorum.

        The affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote at the special meeting is required for approval of the Merger Agreement. As a result, abstentions and broker non-votes will have the same effect as votes against the approval of the Merger Agreement. Holders of a majority of our common stock must vote in favor of the proposal to adjourn the special meeting.

        If your shares are held in "street name" by your broker, bank or other nominee you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received these voting instructions or require further information regarding these voting instructions, contact your broker, bank or other nominee and he or she can give you directions on how to vote your shares. Under the rules of Nasdaq, brokers who hold shares in "street name" for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the acquisition proposal and thus, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the adoption of the Merger Agreement (i.e., "broker non-votes"). Shares of Sound Federal Bancorp common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote "AGAINST" approval of the Merger Agreement.


        Approval of the Merger Agreement by our stockholders is a condition to completion of the acquisition. See "Proposal I- Approval of the Merger Agreement--Conditions to the Acquisition."


BENEFICIAL OWNERSHIP OF SOUND FEDERAL BANCORP COMMON STOCK

        As of the Record Date, our directors and executive officers and their affiliates beneficially owned in the aggregate 1,065,332 shares of our common stock, excluding stock options, or 8.6% of our outstanding shares of common stock entitled to vote at the special meeting. Each of the directors and executive officers of Sound Federal Bancorp has entered into agreements to vote all shares of common stock beneficially owned by that person in favor of approval of the Merger Agreement and the transactions contemplated thereby. As of the Record Date, neither Hudson City Bancorp, nor any of the directors or executive officers of Hudson City Bancorp, beneficially owned any shares of Sound Federal Bancorp common stock.

PROXIES; REVOCATION


        Shares of our common stock represented by properly executed proxies received prior to or at the special meeting will, unless such proxies have been revoked, be voted at the special meeting and any adjournments or postponements thereof in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the adoption of the Merger Agreement and "FOR" the proposal to adjourn if necessary. However, no proxy voted against the proposal to approve the Merger Agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the Merger Agreement.


        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in the following manner: (i) by delivering to the Secretary of Sound Federal Bancorp, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy, (ii) by duly executing a later-dated proxy relating to the same shares of common stock and delivering it to the Secretary at or before the special meeting, or (iii) by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

        Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

                        Sound Federal Bancorp, Inc.
                        1311 Mamaroneck Avenue
                        White Plains, New York 10605
                        Attention: Anthony J. Fabiano
                                   Corporate Secretary

        If you have instructed your broker, bank or other nominee to vote your shares, the options for revoking your proxy described in the paragraphs above do not apply and instead you must follow the directions provided by your broker, bank or other nominee to change those instructions.


        If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Sound Federal Bancorp does not know of any other matters to be presented at the special meeting.


        Sound Federal Bancorp will bear the cost of solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees, who will not receive additional compensation for such services, may solicit proxies from our stockholders, personally or by telephone or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, we have retained Georgeson & Company to solicit proxies on behalf of the Board of Directors. Georgeson & Company will receive a fee of $7,500 for these services, exclusive of reimbursement for their expenses.

        You are requested to complete, date and sign the accompanying form of proxy and to return it promptly in the enclosed postage-paid envelope.

        You should not forward stock certificates with your proxy cards.

ATTENDING THE SOUND FEDERAL BANCORP SPECIAL MEETING

        If you want to vote your shares of Sound Federal Bancorp common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

PARTICIPANTS IN SOUND FEDERAL BANCORP BENEFIT PLANS

        If you are a participant in the Sound Federal Savings Employee Stock Ownership Plan or the Sound Federal Savings and Loan Association 401(k) Savings Plan, or any other benefit plans through which you can own shares of Sound Federal Bancorp common stock, you will have received with this proxy statement voting instructions forms that reflect all shares you may vote under these plans. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Sound Federal Bancorp common stock allocated to his or her plan account. If you own shares through any of these plans and do not vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the respective plans. The deadline for returning your voting instructions is ___________, 2006.

      MARKET PRICE AND DIVIDEND DATA FOR SOUND FEDERAL BANCORP COMMON STOCK

        Sound Federal Bancorp's common stock is quoted on the Nasdaq National Market under the symbol "SFFS." The following table shows the high and low prices per share for Sound Federal Bancorp common stock as reported on the Nasdaq National Market and the cash dividends declared by Sound Federal Bancorp for the periods indicated.


        Fiscal Year Ended March 31, 2005         High             Low           Dividends
        --------------------------------    --------------   --------------   --------------
        First Quarter                        $      15.00     $      12.51     $       0.06
        Second Quarter                       $      14.78     $      12.67     $       0.06
        Third Quarter                        $      16.25     $      13.99     $       0.06
        Fourth Quarter                       $      16.23     $      14.75     $       0.06

        Fiscal Year Ended March 31, 2006         High             Low           Dividends
        --------------------------------    --------------   --------------   --------------
        First Quarter                        $      16.70     $      15.15     $       0.065
        Second Quarter                       $      17.04     $      15.85     $       0.070
        Third Quarter                        $      20.23     $      15.85     $       0.075
        Fourth Quarter                       $      20.50     $      18.23     $       0.075

        Fiscal Year Ended March 31, 2007         High             Low           Dividends
        --------------------------------    --------------   --------------   --------------
        First quarter
        (through April __, 2006)


        On February 8, 2006, the last trading day prior to the public announcement that Hudson City Bancorp and Sound Federal Bancorp had entered into the Merger Agreement, the closing price of Sound Federal Bancorp common stock was $18.80 per share. On ___________, 2006, which is the last practicable date prior to the printing of this proxy statement, the closing price of Sound Federal Bancorp common stock was $_____ per share.

        As of the Record Date, there were approximately ___ holders of record of Sound Federal Bancorp common stock. This number does not reflect the number of persons or entities who may hold their common stock in nominee or "street" name through brokerage firms.

--------------------------------------------------------------------------------
                  PROPOSAL I - APPROVAL OF THE MERGER AGREEMENT
--------------------------------------------------------------------------------

        The information in this proxy statement concerning the terms of the acquisition is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A and incorporated by reference herein. All stockholders are urged to read the Merger Agreement in its entirety, as well as the opinion of our financial advisor attached as Appendix B. All information contained in this proxy statement with respect to Hudson City Bancorp and its subsidiaries has been supplied by Hudson City Bancorp for inclusion herein and has not been independently verified by Sound Federal Bancorp.

GENERAL

        As soon as possible after the conditions to consummation of the acquisition described below have been satisfied or waived, and unless the Merger Agreement has been terminated as discussed below, Sound Federal Bancorp and Hudson City Acquisition Sub I, Inc., a Delaware subsidiary corporation of Hudson City Savings Bank, will merge in accordance with Delaware law, with Sound Federal Bancorp surviving as a subsidiary of Hudson City Savings Bank. Immediately after the acquisition, Sound Federal Bancorp, as the surviving corporation, will adopt a plan of dissolution and will cause articles of dissolution to be filed with the Secretary of State of Delaware. Upon the effectiveness of the dissolution, Sound Federal Bancorp's subsidiary, Sound Federal Savings, will merge with and into Hudson City Bancorp's subsidiary, Hudson City Savings Bank. Hudson City Savings Bank will be the surviving bank.

        Upon completion of the acquisition, our stockholders will be entitled to receive $20.75 in cash for each of their shares of Sound Federal Bancorp common stock and shall cease to be stockholders of Sound Federal Bancorp.

THE PARTIES


        HUDSON CITY BANCORP, INC. Hudson City Bancorp is a Delaware corporation organized in 1999 and serves as the holding company of its only subsidiary, Hudson City Savings Bank. Hudson City Bancorp's executive offices are located at West 80 Century Road, Paramus, New Jersey 07652. Hudson City Bancorp is the parent company of Hudson City Savings Bank, a well-established community banking institution with a long-standing tradition of service excellence. Hudson City has assets exceeding $28 billion, making it the largest savings bank headquartered in New Jersey. Hudson City Savings Bank operates 91 full service branches throughout New Jersey, Suffolk and Richmond (Staten Island) Counties, New York. On June 7, 2005, Hudson City Bancorp completed an offering of its common stock in which $3.8 billion in net proceeds was raised. Hudson City Bancorp will use a portion of these net proceeds to acquire Sound Federal Bancorp.


        HUDSON CITY SAVINGS BANK. Hudson City Savings is a federally chartered stock savings bank subject to supervision and examination by the Office of Thrift Supervision ("OTS"). Hudson City Bancorp, as a savings and loan holding company, is also subject to supervision and examination by the OTS. The deposits of Hudson City Savings are insured by the Federal Deposit Insurance Corporation ("FDIC"). Hudson City Savings Bank has served the customers of New Jersey since 1868 and now, through de novo branching, serves the customers of Suffolk County and Richmond County (Staten Island), New York.

        HUDSON CITY ACQUISITION SUB I, INC. Hudson City Savings Bank will form Hudson City Acquisition Sub I, Inc. solely for the purpose of merging with and into Sound Federal Bancorp.

        SOUND FEDERAL BANCORP, INC. Sound Federal Bancorp, Inc. is a Delaware corporation that was organized in 2002 and is the successor to Sound Federal Bancorp, a federal corporation. In January 2003, Sound Federal Bancorp became the holding company parent of Sound Federal Savings following the completion of the "second step" mutual-to-stock conversion of Sound Federal Bancorp, MHC. The principal asset of Sound Federal Bancorp is its investment in Sound Federal Savings. At December 31, 2005, Sound Federal Bancorp had total consolidated assets of $1.1 billion, total deposits of $969.7 million, total stockholders' equity of $128.7 million and 12,322,206 shares outstanding. The principal executive office of Sound Federal Bancorp is located at 1311 Mamaroneck Avenue, White Plains, New York 10605, and its telephone number at that address is (914) 761-3636.

        SOUND FEDERAL SAVINGS. Sound Federal Savings is a federally chartered savings association headquartered in White Plains, New York. Sound Federal Savings' deposits are insured by the FDIC. Sound Federal Savings was organized as a New York chartered savings bank in 1891 and became a federally chartered savings association in 1934. In October 1998, Sound Federal Savings reorganized into the mutual holding company form of organization. At December 31, 2005, Sound Federal Savings operated from 14 locations in New York and Connecticut.

BACKGROUND

        The Sound Federal Bancorp Board of Directors has periodically discussed and reviewed with Management the business, strategic direction, performance and prospects of Sound Federal Bancorp in the context of the current and prospective business, economic and regulatory environment, and Sound Federal Savings' size and resources relative to its competitors. The Board of Directors has periodically had its financial advisors make presentations to the Board regarding options for the deployment of capital raised, initially in connection with Sound Federal Savings' minority offering and reorganization into a mutual holding company in 1998, and later, upon the mutual-to-stock conversion of its mutual holding company parent and concurrent stock offering in 2003. The Sound Federal Bancorp Board of Directors at times also has discussed with Management various potential strategic options, including strategies to increase and diversify Sound Federal Bancorp's business through marketing initiatives and changing the mix of loans originated by Sound Federal Savings. As a result of the Board's ongoing evaluation of the best use of Sound Federal Bancorp's capital, the Board employed a variety of strategies to enhance the Sound Federal Bancorp franchise and create value for stockholders, including the acquisition of Peekskill Financial Corporation in 2000, selective de novo branching in Westchester County, New York and Fairfield County, Connecticut, and the decision to begin the origination of commercial loans. The Board also authorized the repurchase of shares of Sound Federal Bancorp common stock and the payment of quarterly cash dividends.


        Keefe, Bruyette & Woods, Inc. has had an investment banking relationship with Sound Federal Bancorp since it acted as sales agent in connection with Sound Federal Bancorp's stock offering in January 2003. After the stock offering, Keefe, Bruyette & Woods, Inc. continued to meet periodically with the Board and Management to review the financial performance of Sound Federal Bancorp and the potential benefits and risks associated with maintaining Sound Federal Bancorp's current business plan as well as changing the business plan to diversify its mix of loan and investment products in an effort to increase interest income and non-interest income. Management and the Board also periodically considered Sound Federal Bancorp's strategic direction, potential acquisition candidates in its market and adjacent areas, as well as possible benefits arising from a potential business combination with other financial institutions. Management and the Board recognized that, under Office of Thrift Supervision regulations, for a period of three years from the completion of the conversion of Sound Federal Bancorp's mutual holding company in January 2003, Sound Federal Bancorp could not pursue a strategic business combination in which Sound Federal Bancorp was not the surviving entity.

        During June 2005, the Board of Directors requested and received presentations by two financial advisors for the purpose of reviewing Sound Federal Bancorp's business plan and the opportunities for Sound Federal Bancorp to enhance its franchise in its market area. The Board of Directors asked that the presentation of one financial advisor focus on a critique of Sound Federal Bancorp's business plan and actions that could be taken to diversify Sound Federal Bancorp's sources of income. The other financial advisor was asked to focus on the opportunities Sound Federal Bancorp had to grow the franchise through acquisitions and to inform the Board of Directors of the status of the mergers and acquisitions environment generally and in Sound Federal Bancorp's market area. The presentations were informational in nature and no decision was made to deviate from the existing business plan. The presentations highlighted the need for Sound Federal Savings to diversify its deposit and loan mix if it were to improve its financial performance and increase its net income. The presentations also addressed the higher costs of operations associated with (i) being a public company; (ii) compliance with the Sarbanes-Oxley Act of 2002; and
(iii) being in a regulated industry. In addition, the presentations addressed the impact that the existing interest rate environment had on the net interest income of traditional thrift institutions such as Sound Federal Savings. At the conclusion of the meetings, the Chairman of the Board of Directors scheduled a strategic planning meeting for the Board of Directors in September 2005 to determine whether a financial profile of Sound Federal Bancorp should be prepared with the assistance of an investment banker.

        In addition, following the conversion of Sound Federal Bancorp's mutual holding company in January 2003, representatives of other financial institutions periodically inquired as to Sound Federal Bancorp's long-term business strategy. During 2005, the Chairman of the Board received unsolicited inquiries from a number of financial institutions regarding Sound Federal Bancorp's plans in light of the upcoming third anniversary of the mutual-to-stock conversion.

        At the September 2005 board meeting, the Board of Directors authorized the Chief Financial Officer to begin working on a financial profile of Sound Federal Bancorp, with the assistance of Keefe Bruyette & Woods, Inc. At this board meeting, the Chairman updated the Board as to the guidelines for Sound Federal Bancorp's conduct should Sound Federal Bancorp be approached by a financial institution interested in entering into a business combination.

        During October and November 2005, the Board and Management continued their evaluation of Sound Federal Bancorp's prospects for continued growth and enhancement of franchise value in the current interest rate and business environment. This evaluation included a review of the opportunities to expand the franchise and the willingness of current management to significantly change Sound Federal Savings' business model. It was noted during this time that increasing Sound Federal Savings' commercial lending would require a significant change in personnel and would significantly increase Sound Federal Bancorp's operating expenses.

        By October 2005, Management had concluded that a number of larger financial institutions were interested in establishing a presence in Sound Federal Bancorp's market area. Furthermore, it appeared that speculation regarding Sound Federal Bancorp's future as an independent entity had resulted in the per share price of its common stock trading at a substantial premium to its peer group based on fundamentals. In short, the market was valuing Sound Federal Bancorp common stock based on a sale of the Company.

        At the October 20, 2005 Board of Directors meeting, the Board of Directors reviewed the actions it needed to take if it were to diversify its income. Management and representatives of Keefe Bruyette & Woods, Inc. reviewed their forecasts for interest rates, loan production and deposit pricing for 2006. Management and Keefe Bruyette & Woods, Inc. also reviewed with the Board of Directors the current financial services environment, including continued consolidation, increased regulatory costs associated with being a public company, including compliance with the Sarbanes-Oxley Act, the flattening yield curve and its impact on Sound Federal Savings' net interest income, trends in technology, increasing competition, and the potential impact of such environment on Sound Federal Bancorp's business, performance, prospects and strategic options. Management and Keefe Bruyette & Woods, Inc. also discussed with the Board of Directors the potential risks and benefits of various strategies. Keefe Bruyette & Woods, Inc. provided a historical analysis of Sound Federal Bancorp's business growth in comparison to a peer group of institutions, as well as an evaluation of Sound Federal Bancorp's potential earnings capacity. Among other things, the Board noted that continued success in the current environment would likely depend upon increasing the size of Sound Federal Bancorp and diversifying its loan and product mix. The Board concluded that undertaking such a change in its business plan would require actions that would result in increases in interest expense and noninterest expense and that a successful transition to a more bank-like business model was not guaranteed.

        Following this review, Keefe Bruyette & Woods, Inc. provided an analysis of financial institutions that could potentially acquire Sound Federal Bancorp. In addition, Keefe Bruyette & Woods, Inc. reviewed financial institutions that Sound Federal Bancorp could consider acquiring, although Keefe Bruyette & Woods, Inc. had no knowledge of whether any of the acquisition candidates were willing to be acquired. Following a discussion, the Board of Directors authorized Keefe Bruyette & Woods, Inc. to finalize and make available to interested financial institutions a financial profile of Sound Federal Bancorp in order to determine whether there was interest in the franchise. However, the Board of Directors emphasized that at this time it was not committed to a sale of Sound Federal Bancorp.

        During November 2005, Keefe Bruyette & Woods, Inc. contacted 23 financial institutions to determine the level of interest in pursuing a potential business combination with Sound Federal Bancorp. Eleven of the institutions entered into confidentiality agreements and received financial and operational information regarding Sound Federal Bancorp. In early December, Sound Federal Bancorp retained Keefe Bruyette & Woods, Inc. as its investment banker. By mid-December, five institutions submitted to Keefe Bruyette & Woods, Inc. non-binding indications of interest.

        At the December 2005 board meeting, representatives of Keefe Bruyette & Woods, Inc. and legal counsel met with the Sound Federal Bancorp Board and Management. At the meeting, the Board reviewed in detail each of the non-binding indications of interest. After a detailed review and analysis of each of the non-binding indications of interest, the Board of Directors decided to permit the four institutions providing the highest non-binding indications of interest to conduct detailed due diligence of Sound Federal Bancorp.

        During January 2006, Hudson City Bancorp, Inc. and the other three institutions performed due diligence reviews of Sound Federal Bancorp from operational, credit, human resources, financial, accounting, tax and legal/compliance perspectives. These reviews included, among other things, review of documents (including loan files), financial statements and interviews with Sound Federal Bancorp's senior management.


        On January 27, 2006, these four institutions submitted final indications of interest in a combination with Sound Federal Bancorp, which were subject to negotiation of definitive transaction documents and board approval. Following a review of the bids and analysis of the stock currencies being offered, the Board of Directors asked Keefe Bruyette & Woods, Inc. to confirm with each of the bidding institutions that the offers submitted represented their best and highest bid. This process resulted in Hudson City Bancorp's final bid of $20.75 in cash. Hudson City Bancorp's bid letter indicated that it could fund the acquisition from the $3.8 billion in net proceeds received from its common stock offering which was completed on June 7, 2005. The other three institutions submitted bids that constituted either combinations of cash and the institution's common stock or 100% stock. As compared to each such institution's bid, valued at the bidding institution's then current market price, Hudson City Bancorp' bid represented at least a 6% greater value to Sound Federal Bancorp's shareholders.


        On February 1, 2006, the Board of Directors, together with representatives of Keefe Bruyette & Woods, Inc. and legal counsel, conducted a review of each of the bids as well as the business operations and prospects of each of the bidders offering a stock or partial stock bid. The Board of Directors concluded that the value that could be obtained for stockholders by accepting any of the bids was greater than it could obtain by remaining independent. The Board of Directors then discussed the four bids and the uncertainty for financial institutions in the current flat yield environment. Following this discussion, the Board of Directors unanimously decided to authorize Keefe Bruyette & Woods, Inc. and special counsel, in consultation with the Chairman of the Board, President and Chief Executive Officer, Chief Financial Officer and General Counsel, to conduct due diligence on Hudson City Bancorp, Inc. and to negotiate a definitive agreement consistent with the terms of Hudson City Bancorp, Inc.'s final bid. Over the next week, representatives of Hudson City Bancorp and Sound Federal Bancorp negotiated terms of the definitive merger agreement and related documents.

        On February 7, 2006, Hudson City Bancorp's board of directors held a special meeting to consider the proposed transaction. After considering and reviewing with management and Hudson City Bancorp's legal and financial advisors the financial and other aspects of the proposed transaction, the terms of the definitive transaction documentation, the strategic implications of the proposed acquisition and related matters, the board unanimously approved the proposed transaction and directed its management, subject to Sound Federal Bancorp board approval of the proposed transaction, to finalize and execute the definitive merger agreement and related documents.

        On February 8, 2006, the Board of Directors of Sound Federal Bancorp and Sound Federal Savings held a special meeting. The Chairman and members of Management, together with Sound Federal Bancorp's financial and legal advisors, reviewed with the Board of Directors the terms of the proposed acquisition with Hudson City Bancorp, Inc. Counsel and representatives of Keefe Bruyette & Woods, Inc. also reviewed the history of the Board's actions taken up to the date of the board meeting, including the Board's review of its business plan if it were to remain independent, the process by which Hudson City Bancorp, Inc.'s indication of interest was deemed to provide the best value reasonably available for stockholders, and the negotiations with Hudson City Bancorp, Inc.'s counsel. Senior management, as well as representatives of Keefe Bruyette & Woods, Inc. and counsel, also discussed with the Board of Directors the results of their due diligence review of Hudson City Bancorp, Inc.

        In addition, representatives of Keefe Bruyette & Woods, Inc. discussed a range of matters, including the matters set forth in "--Opinion of Sound Federal Bancorp's Financial Advisor". Legal counsel then discussed with the Board of Directors the legal standards applicable to its decisions and actions with respect to the proposed transaction, and reviewed the legal terms of the proposed acquisition and the related agreements. After this discussion, Keefe Bruyette & Woods, Inc. provided the Board of Directors its oral opinion (subsequently confirmed in writing) that, as of the date of the board meeting and based upon and subject to the considerations described in its opinion, the proposed acquisition consideration was fair, from a financial point of view, to holders of Sound Federal Bancorp common stock.

        After further discussion, and taking into consideration the factors described under "- Sound Federal Bancorp's Reasons for the Acquisition and Recommendation of the Board of Directors," the Board of Directors determined that the proposed acquisition with Hudson City Bancorp, Inc. presented the best opportunity for enhancing stockholder value. Accordingly, the Board of Directors determined that the Hudson City Bancorp, Inc. transaction was advisable and in the best interests of Sound Federal Bancorp and its stockholders, and it unanimously approved the acquisition with Hudson City Bancorp, Inc.

        Following the approval of Sound Federal Bancorp's Board of Directors on February 8, 2006, the parties executed the Merger Agreement. The next day, the parties publicly announced the transaction by issuing a joint press release.

SOUND FEDERAL BANCORP'S REASONS FOR THE ACQUISITION AND RECOMMENDATION OF THE BOARD OF DIRECTORS


        The Sound Federal Bancorp Board of Directors reviewed and discussed the proposed acquisition with management and its financial and legal advisors in determining that the proposed acquisition is in the best interests of Sound Federal Bancorp and its stockholders. In reaching its conclusion to approve the Merger Agreement, the Board of Directors considered a number of factors. The material factors considered by the Board of Directors are as follows:


o Its understanding of the business, operations, financial condition, earnings and future prospects of Sound Federal Bancorp;

o The recognition by the Board of Directors that the ability to grow through acquisitions was limited and the costs of de novo branching had become very expensive related to the expected time frame for a new branch to become profitable;

o Hudson City Bancorp, Inc.'s ability to pay the acquisition consideration and obtain regulatory approval for the acquisition, taking into account Sound Federal Bancorp's due diligence investigation of Hudson City Bancorp, Inc.;

o The acquisition price to be paid to Sound Federal Bancorp stockholders in relation to the market value, book value and earnings per share of Sound Federal Bancorp common stock;

o The bidding process conducted by Sound Federal Bancorp and Keefe, Bruyette & Woods, Inc. and the Board's belief that a transaction with Hudson City Bancorp offered the best transaction available to Sound Federal Bancorp and its stockholders;

o The fact that the consideration is all cash, so that the transaction will provide our stockholders with certainty regarding the value of their shares, and will allow our stockholders to immediately realize the value of their investment;

o The current and prospective environment in which Sound Federal Bancorp operates, including national and local economic conditions, the competitive environment for financial institutions generally and the trend toward consolidation in the financial services industry;

o The review by the Sound Federal Bancorp Board of Directors with its legal and financial advisors of the structure of the acquisition and the financial and other terms of the Merger Agreement, including the cash consideration offered by Hudson City Bancorp, Inc.;

o The complementary nature of the respective markets, customers and asset/liability mix of the two companies;

o The reports of Sound Federal Bancorp's Management and the financial presentation by Keefe Bruyette & Woods, Inc. to the Board of Directors concerning the operations and financial condition of Hudson City Bancorp, Inc.;

o The historical and current market prices of shares of Sound Federal Bancorp common stock;

o       The terms of the Merger Agreement, including:

        o the taxable nature of the cash to be paid to Sound Federal Bancorp stockholders;

        o the limited number and nature of the conditions to Hudson City Bancorp's obligation to complete the acquisition;

        o the provisions of the Merger Agreement that allow Sound Federal Bancorp, under limited circumstances, to furnish information to and conduct negotiations with third parties regarding a business combination;

        o the provisions of the Merger Agreement that provide the Board of Directors with the ability to terminate the Merger Agreement in order to accept a superior proposal (subject to paying Hudson City Bancorp a $13,265,000 fee);

o the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows those holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

o The impact of the acquisition on the depositors, employees, customers and communities served by Sound Federal Bancorp; and

o The opinion delivered to the Sound Federal Bancorp Board of Directors by Keefe Bruyette & Woods, Inc. that, as of the date of the opinion and based upon and subject to the considerations set forth in its opinion, the acquisition consideration was fair, from a financial point of view, to holders of Sound Federal Bancorp common stock.

        The Sound Federal Bancorp Board of Directors also considered potential risks associated with the acquisition in connection with its deliberations of the proposed transaction, including:


o The interests of Sound Federal Bancorp executive officers and directors with respect to the acquisition apart from their interests as holders of Sound Federal Bancorp common stock, and the risk that these interests might influence their decision with respect to the acquisition. See "--Financial Interests of Directors and Officers in the Acquisition."


o The risk that the terms of the Merger Agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by Hudson City Bancorp, Inc. as a condition to its willingness to enter into a Merger Agreement, could have the effect of discouraging other parties that might be interested in a transaction with Sound Federal Bancorp from proposing such a transaction.

        The Board of Directors evaluated the factors described above, including asking questions of management and its legal and financial advisors, and reached consensus that the acquisition was in the best interests of Sound Federal Bancorp and its stockholders. In considering the factors described above, individual members of the Board of Directors may have given different weights to different factors. The Board of Directors considered these factors as a whole, and overall considered them to be favorable to, and to support its determination. It should be noted that this explanation of the Board of Directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Cautionary Statement Regarding Forward-Looking Statements."

        The Board of Directors determined that the acquisition, the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Sound Federal Bancorp and its stockholders. The Board of Directors also determined that the Merger Agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Sound Federal Bancorp's business strategies. Accordingly, the Board of Directors unanimously approved the Merger Agreement and unanimously recommends that Sound Federal Bancorp stockholders vote "FOR" approval of the Merger Agreement.

        THE FOREGOING DISCUSSION OF THE INFORMATION AND FACTORS CONSIDERED BY THE BOARD IS NOT INTENDED TO BE EXHAUSTIVE, BUT CONSTITUTES THE MATERIAL FACTORS CONSIDERED BY THE BOARD. IN REACHING ITS DETERMINATION TO APPROVE AND RECOMMEND THE MERGER AGREEMENT, THE BOARD DID NOT ASSIGN ANY RELATIVE OR SPECIFIC WEIGHTS TO THE FOREGOING FACTORS, AND INDIVIDUAL DIRECTORS MAY HAVE WEIGHED FACTORS DIFFERENTLY. THE TERMS OF THE MERGER AGREEMENT WERE THE PRODUCT OF ARM'S LENGTH NEGOTIATIONS BETWEEN REPRESENTATIVES OF SOUND FEDERAL BANCORP AND HUDSON CITY BANCORP.

OPINION OF SOUND FEDERAL BANCORP'S FINANCIAL ADVISOR

        On December 7, 2005, Keefe, Bruyette & Woods, Inc. was retained by Sound Federal Bancorp to evaluate Sound Federal Bancorp's strategic alternatives and to evaluate any specific proposals that might be received regarding an acquisition of Sound Federal Bancorp. Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. The Sound Federal Bancorp board selected Keefe, Bruyette & Woods, Inc. on the basis of the firm's reputation and its experience and expertise in transactions similar to the acquisition.

        Pursuant to its engagement, Keefe, Bruyette & Woods, Inc. was asked to render an opinion as to the fairness, from a financial point of view, of the consideration to stockholders of Sound Federal Bancorp. Keefe, Bruyette & Woods, Inc. delivered its opinion to the Sound Federal Bancorp Board that, as of February 8, 2006, the acquisition consideration is fair, from a financial point of view, to the stockholders of Sound Federal Bancorp. No limitations were imposed by the Sound Federal Bancorp Board upon Keefe, Bruyette & Woods, Inc. with respect to the investigations made or procedures followed by it in rendering its opinion. Keefe, Bruyette & Woods, Inc. has consented to the inclusion herein of the summary of its opinion to the Sound Federal Bancorp Board and to the reference to the entire opinion attached hereto as Appendix B.

        THE FULL TEXT OF THE OPINION OF KEEFE, BRUYETTE & WOODS, INC., WHICH IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT, SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY KEEFE, BRUYETTE & WOODS, INC., AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF KEEFE, BRUYETTE & WOODS, INC. SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.

        In connection with its opinion Keefe, Bruyette & Woods, Inc. reviewed certain financial and other business data supplied to it by Sound Federal Bancorp, including: (i) the Merger Agreement; (ii) Annual Reports for the years ended March 31, 2005, 2004 and 2003; (iii) unaudited financial statements for the quarters ended June 30, 2005, September 30, 2005 and December 31, 2005; and
(iv) other information Keefe, Bruyette & Woods, Inc. deemed relevant. Keefe, Bruyette & Woods, Inc. also discussed with Senior Management and Directors, the current position and prospective outlook for Sound Federal Bancorp. Keefe, Bruyette & Woods, Inc. reviewed financial and stock market data of comparable institutions and the financial and structural terms of several recent transactions involving mergers and acquisitions of comparable institutions or proposed changes of control of comparably situated companies.

        ANALYSIS OF RECENT COMPARABLE MERGER AND ACQUISITION TRANSACTIONS. In rendering its opinion, Keefe, Bruyette & Woods, Inc. analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the acquisition price relative to tangible book value, last 12 months earnings, and premium to core deposits. All comparative metrics were as of each respective transaction's announcement date. The analysis included a comparison of the minimum, median and maximum of the above ratios for pending and completed acquisitions announced on or after January 1, 2003, where the seller was a thrift institution and pricing metrics were available, based on the following three criteria:

        (i)     Target had total assets between $750 million and $2.5 billion;

        (ii) Target had a tangible equity/tangible assets ratio between 8.0% and 14.0%; and

        (iii) Target was headquartered in the Mid-Atlantic or New England region of the United States.

        The selected comparable transactions that the three criteria produced include the following:

              ACQUIROR                            TARGET
              ---------------------------------   ------------------------------
              Berkshire Hills Bancorp, Inc        Woronoco Bancorp, Inc.
              First Commonwealth Financial        GA Financial, Inc.
              First Niagara Financial Group       Hudson River Bancorp
              First Niagara Financial Group       Troy Financial Corp.
              New Haven Savings Bank              Connecticut Bancshares, Inc.
              Northwest Bancorp, Inc. (MHC)       First Bell Bancorp, Inc.
              Provident New York Bancorp          Warwick Community Bancorp
              Provident Financial Services        First Sentinel Bancorp, Inc.
              Royal Bank of Scotland Group        Port Financial Corp.

        Keefe, Bruyette & Woods, Inc. derived the minimum, median and maximum pricing metrics of the three aforementioned criteria as stated below:

                                                        PRICE TO
                                                                LAST TWELVE
                                                 TANGIBLE          MONTHS       CORE DEPOSIT
                                                   BOOK           EARNINGS        PREMIUM
                                                ----------      -----------     ------------
              Minimum                             161.5%            13.0x           8.9%
              Median                              224.6%            22.7x          20.6%
              Maximum                             289.5%            24.3x          33.0%

              Consideration: $20.75 per share     231.3%            57.1x          18.8%

        Keefe, Bruyette & Woods, Inc. viewed the three aforementioned criteria as the most appropriate in deriving a comparable transaction value based on Sound Federal Bancorp's size, capital base and earnings. Keefe, Bruyette & Woods, Inc. viewed the fact that the combined criteria produced a comparable group with nine transactions, as being significant for the purposes of comparison. Keefe, Bruyette & Woods, Inc. viewed the three resulting metrics (price to tangible book value, price to last 12 months earnings and core deposit premium) from the comparable group on a minimum, median and maximum basis, as the three key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

        Given that the value of the consideration to be paid in the acquisition, as of the date of the opinion, is in the range of values for two of the metrics and above the median on two of the three metrics, Keefe, Bruyette & Woods, Inc. believes that this analysis supports the fairness, from a financial point of view, to Sound Federal Bancorp and its stockholders of the consideration to be paid in the acquisition.

        DISCOUNTED CASH FLOW ANALYSIS. Keefe, Bruyette & Woods, Inc. performed two discounted cash flow analyses to estimate a range of intrinsic values per share of Sound Federal Bancorp common stock. This range was determined by adding
(1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future cash flows that Sound Federal Bancorp could generate over the next five years and (2) the present value of a terminal value, which is a representation of the current value of an entity at a specified time in the future. The terminal value was determined by applying (1) a range of price to earnings multiples based on comparative transactions and (2) a range of price to tangible book value multiples based on comparative transactions. Keefe, Bruyette & Woods, Inc. calculated the following two intrinsic valuation ranges:

(1) Market Sensitivity Analysis based on a transaction multiple of earnings and;
(2) Market Sensitivity Analysis based on tangible book value.

        The Market Sensitivity Analysis that was based on price to earnings transaction multiples applied a range of year five terminal value earnings multiples of 18.7x to 26.7x with a midpoint of 22.7x. The midpoint terminal multiple was based on the median price to last 12 months earnings multiple paid for Mid-Atlantic and New England region thrifts with assets between $750 million and $2.5 billion, tangible equity to assets ratio between 8.0% and 14.0%, and announced on or after January 1, 2003. The discount rate applied to the projected cash flows and calculated terminal value ranged from 10.0% to 13.0%. Based on the foregoing criteria and assumptions, Keefe, Bruyette & Woods, Inc. determined that the stand-alone present value of Sound Federal Bancorp common stock ranged from $8.70 to $12.86, with a midpoint of $10.74.

        The Market Sensitivity Analysis that was based on tangible book value multiples applied a range of year five tangible book value multiples of 2.00x to 2.50x with a midpoint of 2.25x. The midpoint terminal multiple of tangible book value was based on the median price to tangible book multiple paid for Mid-Atlantic and New England region thrifts with assets between $750 million and $2.5 billion, tangible equity to assets ratio between 8.0% and 14.0%, and announced on or after January 1, 2003. The discount rate applied to the projected cash flows and calculated terminal value ranged from 10.0% to 13.0%. Based on the foregoing criteria and assumptions, Keefe, Bruyette & Woods, Inc. determined that the stand-alone present value of Sound Federal Bancorp common stock when applying the market sensitivity analysis based on tangible book value, ranged from $13.61 to $18.61, with a midpoint of $16.11.

        The value of the consideration on a per share basis to be paid in the acquisition, as of the date of the opinion, exceeds the two intrinsic value ranges derived from the discounted cash flow analyses. Keefe, Bruyette & Woods, Inc. believes that these analyses support the fairness, from a financial point of view, to Sound Federal Bancorp and its stockholders of the consideration to be paid in the acquisition.

        The intrinsic values of Sound Federal Bancorp derived using discounted cash flow analysis do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings estimates, terminal values, and discount rates.

        Based on the above analyses, Keefe, Bruyette & Woods, Inc. concluded that the consideration paid in the acquisition was fair, from a financial point of view, to stockholders of Sound Federal Bancorp. This summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods, Inc. and should not be construed independently of the other information considered by Keefe, Bruyette & Woods, Inc. in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods, Inc.'s analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors, could create an incomplete or potentially misleading view of the evaluation process.

        In rendering its opinion, Keefe, Bruyette & Woods, Inc. assumed and relied upon the accuracy and completeness of the financial information provided to it by Sound Federal Bancorp and Hudson City Bancorp. In its review, with the consent of the Sound Federal Bancorp board, Keefe, Bruyette & Woods, Inc. did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of Sound Federal Bancorp or Hudson City Bancorp.

        The fairness opinion of Keefe, Bruyette & Woods, Inc. is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the acquisition and does not address the underlying business decision to effect the acquisition (or alternatives thereto) nor does it constitute a recommendation to any stockholder of Sound Federal Bancorp as to how such stockholder should vote with respect to the acquisition proposal.

        Keefe, Bruyette & Woods, Inc. is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

        In preparing its analysis, Keefe, Bruyette & Woods, Inc. made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods, Inc. and Sound Federal Bancorp. The analyses performed by Keefe, Bruyette & Woods, Inc. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.


        Keefe, Bruyette & Woods, Inc. will receive a fee of 1.00% of the closing deal value, as set forth in the engagement letter dated December 7, 2005 with Sound Federal Bancorp, for services rendered in connection with advising and issuing a fairness opinion regarding the acquisition. As of the date of this proxy statement, Keefe, Bruyette & Woods, Inc. has received $50,000 of such fee. The remainder of the fee, which is expected to be $2.6 million, is due upon the closing of the transaction. During the past two years Sound Federal Bancorp has not paid any fees to Keefe, Bruyette & Woods, Inc. for investment banking services rendered on Sound Federal Bancorp's behalf.


SURRENDER OF CERTIFICATES

        Prior to the closing, Hudson City Bancorp will deposit with a paying agent cash in an amount equal to the total acquisition consideration. The paying agent will facilitate the payment of the acquisition consideration to the holders of certificates representing shares of Sound Federal Bancorp common stock. Hudson City Bancorp will select the paying agent.

        As promptly as practicable, but no later than ten business days after the closing of the acquisition, the paying agent will mail to each holder of record of Sound Federal Bancorp common stock a form of transmittal letter with instructions on how to surrender certificates representing shares of Sound Federal Bancorp common stock for the cash acquisition consideration.

        Please do not send in your Sound Federal Bancorp stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not return your stock certificates with the enclosed proxy.

        After you mail the letter of transmittal and your Sound Federal Bancorp stock certificates in accordance with the instructions you will receive, a check in the amount of cash that you are entitled to receive will be mailed to you. The stock certificates you surrender will be canceled. You will not be entitled to receive interest on any cash to be received in the acquisition.

        Any portion of the cash to be paid in the acquisition that remains unclaimed by the stockholders of Sound Federal Bancorp for 12 months after the effective date of the acquisition will be repaid by the paying agent to Hudson City Bancorp. If you have not complied with the exchange procedures prior to 12 months after the acquisition, you may only look to Hudson City Bancorp for payment of the cash you are entitled to receive in exchange for your shares of common stock, without any interest, and subject to applicable abandoned property, escheat and similar laws. Moreover, if outstanding certificates for shares of Sound Federal Bancorp common stock are not delivered and surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property and any other applicable law, become the property of Hudson City Bancorp, free and clear of all claims or interest of any person previously entitled to such claims.

        If your Sound Federal Bancorp stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The paying agent will send you instructions on how to provide evidence of ownership. You may be required to make an affidavit and post a bond in an amount sufficient to protect Hudson City Bancorp against claims related to your common stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material federal income tax consequences of the acquisition to certain holders of Sound Federal Bancorp common stock. The discussion is based upon the Internal Revenue Code (the "Code"), Treasury regulations, Internal Revenue Service rulings and judicial and administrative decisions in effect as of the date of this proxy statement. This discussion assumes that the common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Sound Federal Bancorp stockholders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies, insurance companies or employees who acquired the stock pursuant to the exercise of employee stock options or other compensation arrangements.

        The receipt of cash for Sound Federal Bancorp common stock in connection with the acquisition will be a taxable transaction for federal income tax purposes to stockholders receiving such cash. You will recognize a gain or loss measured by the difference between your tax basis in the common stock owned by you at the time of the acquisition and the amount of cash you receive for your Sound Federal Bancorp common stock. Your gain or loss will be a capital gain or loss if the common stock is a capital asset to you and will be long term capital gain or loss if you have held the common stock for more than one year. Under present law, long-term capital gain recognized by an individual generally will be taxed at a maximum federal income tax rate of 15%.

        The cash payments the holders of common stock will receive upon their exchange of the common stock pursuant to the acquisition generally will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met. Under federal law, the paying agent must withhold 28% of the cash payments to holders of common stock to whom backup withholding applies. The federal income tax withheld may be used by these persons to reduce their federal income tax liability by the amount that is withheld. To avoid backup withholding, a holder of common stock generally must provide the paying agent with his or her taxpayer identification number and complete a form in which he or she certifies that he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her social security number.

        Neither Hudson City Bancorp nor Sound Federal Bancorp has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to Sound Federal Bancorp's stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to Sound Federal Bancorp's stockholders with respect to any of the tax effects of the acquisition to holders of common stock.

        The above summary of the material federal income tax consequences of the acquisition is not intended as a substitute for careful tax planning on an individual basis. In addition to the federal income tax consequences discussed above, consummation of the acquisition may have significant state and local income tax consequences that are not discussed in this proxy statement. Accordingly, persons considering the acquisition are urged to consult their tax advisers with specific reference to the effect of their own particular facts and circumstances on the matters discussed in this proxy statement.

RIGHTS OF DISSENTING STOCKHOLDERS

        Under Delaware law, if you do not wish to accept the cash payment provided for in the Merger Agreement, you have the right to dissent from the acquisition and to have an appraisal of the fair value of your shares conducted by the Delaware Court of Chancery. Sound Federal Bancorp stockholders electing to exercise dissenters' appraisal rights must comply with the provisions of
Section 262 of the Delaware General Corporation Law in order to perfect their rights. Sound Federal Bancorp will require strict compliance with the statutory procedures. A copy of Section 262 is attached as Appendix C.

        The following discussion is intended as a summary of the material provisions of the Delaware statutory procedures required to be followed by a Sound Federal Bancorp stockholder in order to dissent from the acquisition and perfect dissenters' appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix C of this proxy statement.

        Section 262 requires that stockholders be notified at least 20 days before the date of the meeting to vote on the acquisition for which dissenters' appraisal rights will be available. A copy of Section 262 must be included with that notice. This proxy statement constitutes Sound Federal Bancorp's notice to its stockholders of the availability of dissenters' appraisal rights in connection with the acquisition in compliance with the requirements of Section
262. If you wish to consider exercising your dissenters' appraisal rights you should carefully review the text of Section 262 contained in Appendix C because if you do not timely and properly comply with the requirements of Section 262, you will lose your rights under Delaware law.

        If you elect to demand appraisal of your shares of Sound Federal Bancorp common stock, you must satisfy all of the following conditions:

        1. You must deliver to Sound Federal Bancorp a written demand for appraisal of your shares of common stock before the vote with respect to the acquisition is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the acquisition. Voting against or failing to vote for the acquisition by itself does not constitute a demand for appraisal within the meaning of Section 262.

        2. You must not vote in favor of the acquisition. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the acquisition, by proxy or in person, or returning a signed proxy card without a vote will constitute a waiver of your dissenters' appraisal rights in respect of the shares of common stock so voted and will nullify any previously filed written demands for appraisal.

        3. You must continuously hold the shares from the date of making the demand through the effective time of the acquisition. You will lose your appraisal rights if you transfer your shares before the effective time of the acquisition.

        4. You must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of your shares within 120 days after the effective time of the acquisition.

        If you fail to comply with either of these conditions and the acquisition is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the Merger Agreement but will have no dissenters' appraisal rights with respect to your shares of Sound Federal Bancorp common stock.

        All demands for appraisal must reasonably inform Sound Federal Bancorp of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares of common stock. The demand should be executed by, or on behalf of, the record holder of the shares of common stock and must be delivered to the following address prior to the time that the vote on the acquisition is taken at the meeting:

                                Corporate Secretary
                                Sound Federal Bancorp, Inc.
                                1311 Mamaroneck Avenue
                                White Plains, New York  10605

        You must continuously hold your shares of Sound Federal Bancorp common stock from the date you make the demand for appraisal through the effective date of the acquisition. To be effective, a demand for appraisal by a holder of common stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

        If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of such record owner.

        If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee. Similarly, if you participate in the Sound Federal Savings Employee Stock Ownership Plan and you wish to exercise appraisal rights, you should consult with the trustee of the Employee Stock Ownership Plan to determine the appropriate procedures for the making of a demand for appraisal.

        Section 262 provides that within 10 days after the effective date of the acquisition, Hudson City Bancorp must give written notice that the acquisition has become effective to each Sound Federal Bancorp stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the acquisition. Within 120 days after the effective date of the acquisition, either Hudson City Bancorp or any stockholder who has complied with the requirements of
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Hudson City Bancorp has advised us that it does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, your failure to file such a petition within the period specified could nullify your previously written demand for appraisal.

        At any time within 60 days after the effective date of the acquisition, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of Sound Federal Bancorp common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Hudson City Bancorp, Hudson City Bancorp will be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with
Section 262 and who have become entitled to the appraisal rights. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on them of the pendency of the appraisal proceedings. If any stockholder fails to comply with this direction, the Court may dismiss the proceedings as to such stockholder.

        After determination of the stockholders entitled to appraisal of their shares of Sound Federal Bancorp common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the acquisition, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of this fair value, with interest accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

        In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of the shares of common stock as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the Merger Agreement.

        Costs of the appraisal proceeding may be imposed upon Hudson City Bancorp and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of common stock entitled to appraisal.

        After the effective date of the acquisition, any stockholder who demands appraisal rights will not be entitled to vote shares of common stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares of common stock, other than with respect to payment as of a record date prior to the effective date of the acquisition; however, if no petition for appraisal is filed within 120 days after the effective date of the acquisition, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the acquisition within 60 days after the effective date of the acquisition, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the acquisition may only be made with the written approval of Hudson City Bancorp and must, to be effective, be made within 120 days after the effective date of the acquisition.

        The requirements of Section 262 are technical and complex. Sound Federal Bancorp stockholders who may wish to dissent from the acquisition and pursue appraisal rights should consult their legal advisers.


FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS IN THE ACQUISITION

        Our Directors and executive officers have interests in the acquisition as individuals in addition to, or different from, their interests as shareholders of Sound Federal Bancorp, including, but not limited to, payments under their existing employment agreements, an advisory committee membership for current directors, indemnification and insurance coverage provided by Hudson City Bancorp. Our Board of Directors was aware of these interests and considered them in its decision to approve the Merger Agreement. These interests are discussed below. The aggregate dollar value of all benefits to be received by each of Messrs. McStravick and Fabiano is $6,522,000 and $4,176,000, respectively, exclusive of the value of the permanent life insurance benefit under certain split dollar life insurance arrangements between each executive and Sound Federal Savings.


        EMPLOYMENT AGREEMENTS. Each of Sound Federal Bancorp and Sound Federal Savings has entered into employment agreements with Richard P. McStravick, President and Chief Executive Officer and Anthony J. Fabiano, Senior Vice President and Chief Financial Officer. Hudson City Bancorp has agreed to honor the employment agreements with each executive, subject to the terms of certain letter agreements entered into by and among each executive and Hudson City Bancorp, Sound Federal Bancorp, and Sound Federal Savings on February 8, 2006, the date that the Merger Agreement was executed (referred to as "Settlement Agreements").


        In accordance with the Settlement Agreements, assuming Mr. McStravick is employed by Sound Federal Bancorp and/or Sound Federal Savings at the effective time of the acquisition, Sound Federal Bancorp or Hudson City Bancorp will pay $1,960,000 to him, subject to applicable withholding taxes, in complete settlement and satisfaction of his rights under the employment agreements, other than as specifically set forth in the Settlement Agreement. Mr. Fabiano's Settlement Agreement is substantially similar to Mr. McStravick's and entitles him to a payment of $1,494,000, subject to applicable withholding taxes, in complete satisfaction of his rights under the employment agreements. In addition, in lieu of the right to continuing medical and life insurance benefits under the employment agreements, each of Messrs. McStravick and Fabiano will be entitled to continuing individual medical benefits under the Settlement Agreements at the expense of Hudson City Bancorp and will be entitled to purchase continuing medical and dental coverage for his dependents. Coverage for the executive will continue until the earlier of age 70 or the last day of the first month to begin after the effective time in which the executive receives equivalent coverage from a new employer. Coverage for the executive's dependents will continue until the earlier of (i) the executive's cessation of coverage or
(ii) the last day of the health care continuation period under Consolidated Omnibus Budget Reconciliation Act ("COBRA") or so long as permitted by the applicable insurance carrier. In addition, the Settlement Agreements with Mr. McStravick and Mr. Fabiano provide that Sound Federal Savings will preserve through the closing date, and Hudson City Bancorp will honor following the closing date, the terms of certain split dollar insurance arrangements with each executive pursuant to which Mr. McStravick has a permanent life insurance benefit of $530,000 and Mr. Fabiano has a permanent life insurance benefit of $430,000.

        DIRECTOR PLANS. In accordance with the Merger Agreement, immediately prior to the effective time of the acquisition, Sound Federal Bancorp and Sound Federal Savings will terminate the Restated Director Deferred Fee Plan, the 2005 Director Deferred Fee Plan and the Amended and Restated Director Retirement Plan (collectively, the "Director Plans") and will pay the amounts due under the Director Plans in a lump sum to the Directors on or immediately prior to the effective time. In accordance with the signing of the Merger Agreement, each Director who participates in the Director Plans has delivered a letter to Hudson City Bancorp and Sound Federal Bancorp (or in the case of Mr. Richard McStravick, a Settlement Agreement) acknowledging the amounts due to said Director under the Director Plans and consenting to the termination of said Director Plans at or immediately prior to the effective time. Pursuant to the two Director Deferred Fee plans, President McStravick and Directors Dinolfo, Gioffre, and Maynard will receive $503,000, $1,183,000, $847,000 and $219,000, respectively. Under the
Director Retirement Plan, President McStravick and Directors Bernhardt, Dinolfo, Gioffre, Heithaus, Lanza, Maynard, Staudt and Telerico will receive $370,000, $148,000, $370,000, $1,227,000, $370,000, $370,000, $370,000, $370,000 and
$123,000, respectively.

        SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENTS. Messrs. McStravick and Fabiano are participants in the Sound Federal Savings Amended and Restated Nonqualified Supplemental Executive Retirement Agreement ("SERP"). The Merger Agreement provides that immediately prior to the effective time of the acquisition, a lump sum payment of the present value due under the SERP in connection with a change in control will be paid to each participant in the SERP, who will be required to execute and deliver an acknowledgment acknowledging the payment and releasing Sound Federal Bancorp, Sound Federal Savings and Hudson City Bancorp from any further obligations thereunder. The Settlement Agreements entered into by each of Messrs. McStravick and Fabiano in connection with the execution of the Merger Agreement provide that the executives will receive $529,000 and $299,000, respectively, subject to applicable withholding taxes, and consent to the termination of the SERP at or after the effective time.


        CONVERSION OF STOCK OPTIONS. Under the terms of the Merger Agreement, all Sound Federal Bancorp options outstanding and unexercised immediately prior to the effective time will be converted into the right to receive cash in cancellation of such options. Each holder of an option as of the effective time will receive, in cancellation of such option, cash in an amount equal to the number of shares of Sound Federal Bancorp common stock covered by such option multiplied by the amount by which $20.75 exceeds the exercise price per share of Sound Federal Bancorp common stock under the option. At the time of execution of the Merger Agreement, Sound Federal Bancorp's employees, executive officers, and directors held options to acquire 1,004,582 shares of Sound Federal Bancorp common stock exercise prices ranging from $3.298 to $15.20 per share. Each holder of such options will be required to execute an acknowledgment that the payment received by such holder is in full settlement of such holder's rights under the respective options.


        Upon completion of the acquisition, Messrs. McStravick and Fabiano will receive cash payments of $2,374,699 and $1,753,791, respectively in cancellation of their options. Upon completion of the acquisition, Directors Gioffre, Bernhardt, Dinolfo, Heithaus, Lanza, Maynard, Staudt and Telerico will receive cash payments of $345,000, $176,000, $852,000, $503,000, $852,000, $176,000,
$642,000 and $176,000, respectively in cancellation of their options.


        CONVERSION OF RESTRICTED STOCK AWARDS. Directors, officers and employees of Sound Federal Bancorp and Sound Federal Savings received grants of restricted stock under the Sound Federal Bancorp 2004 Incentive Stock Benefit Plan with vesting to occur over a period of five years. Under the terms of the merger agreement, all issued and outstanding shares, including shares of restricted stock, will be converted into the right to receive $20.75 in cash. Assuming the merger occurs in June 2006, Sound Federal's executive officers and directors will hold 161,468 shares of unvested restricted stock that will be converted into the cash merger consideration.

        INDEMNIFICATION. Pursuant to the Merger Agreement, Hudson City Bancorp has agreed that for a period of six years after the effective time of the acquisition, it will indemnify, defend and hold harmless each present and former Director and Officer of Sound Federal Bancorp or Sound Federal Savings against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts paid in settlement (with the approval of Hudson City Bancorp, which approval shall not be unreasonably withheld) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative matters arising, existing or occurring at or prior to the effective time of the acquisition, whether asserted or claimed prior to, at or after the effective time, to the fullest extent permissible under Delaware law, Hudson City Bancorp's certificate of incorporation and bylaws, or Sound Federal Bancorp's certificate of incorporation and bylaws and Hudson City Bancorp has further agreed to pay expenses in advance of the final disposition of any such action or proceeding to each indemnified party to the fullest extent permitted by Delaware law upon receipt of an undertaking to repay such advance payments if the indemnified party is determined not to be entitled to indemnification.

        DIRECTORS AND OFFICERS INSURANCE. Hudson City Bancorp has agreed that for a period of six years after the effective time of the acquisition it will maintain the current directors' and officers' liability insurance policy maintained by Sound Federal Bancorp and Sound Federal Savings, or provide substitute coverage that is not materially less favorable than such policy in each case with respect to matters occurring prior to the effective time of the acquisition, at annual premiums no greater than 175% of the annual premium of the directors' and officers' liability policy maintained by Sound Federal Bancorp and Sound Federal Savings as of the date of the Merger Agreement.

        APPOINTMENT TO ADVISORY BOARD. Pursuant to the Merger Agreement, as of the effective time of the acquisition, Hudson City Bancorp will establish an advisory board. Each person who served as a Director of Sound Federal Bancorp or Sound Federal Savings as of February 8, 2006, and immediately prior to the effective time of the acquisition, will be appointed as a member of the advisory board formed by Hudson City Bancorp. The advisory board will be maintained for three years and will meet on a quarterly basis. Each advisory board member will receive an annual retainer of $20,000.

        EMPLOYEE STOCK OWNERSHIP PLAN. The Sound Federal Savings Employee Stock Ownership Plan will be terminated as of, or prior to the effective time of the acquisition. At the effective time, each share of common stock will be converted into the right to receive $20.75. Thereafter, all outstanding indebtedness will be repaid and following receipt of a favorable determination letter from the Internal Revenue Service, the balance of the assets contained in the employee stock ownership plan will be distributed to the plan's participants.

REGULATORY APPROVALS

        GENERAL. Sound Federal Bancorp and Hudson City Bancorp have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all governmental entities that are necessary or advisable to consummate the acquisition. This includes the approval or non-objection of the Office of Thrift Supervision. Hudson City Bancorp has filed the application or notice material necessary to obtain these regulatory approvals. The acquisition cannot be completed without such approvals and non-objections. Hudson City Bancorp cannot assure that it will obtain the required regulatory approvals and non-objections, when they will be received, or whether there will be conditions in the approvals or any litigation challenging the approvals. We also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the acquisition on antitrust grounds, or what the outcome will be if such a challenge is made.

        We are not aware of any material governmental approvals or actions that are required prior to the acquisition other than those described below. We presently contemplate that we will seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, we cannot assure you that we will obtain any such additional approvals or actions.

        OFFICE OF THRIFT SUPERVISION. The acquisition is subject to approval by the Office of Thrift Supervision. Hudson City Bancorp has filed the required applications and notifications with the Office of Thrift Supervision.

        The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the capital level of the resulting savings institution, financial and managerial resources of the companies and their subsidiary institutions, the convenience and needs of the communities to be served, the conformity of the transaction to applicable law and factors related to fairness of and disclosure concerning the transaction. Under the Community Reinvestment Act, the Office of Thrift Supervision must take into account the record of performance of each company in meeting the credit needs of its entire communities, including low and moderate income neighborhoods, served by each company. Hudson City Bancorp has a satisfactory CRA rating. Sound Federal Bancorp also has a satisfactory CRA rating.

        Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Hudson City Bancorp for approval of the acquisition and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the applications if it determines that such a hearing would be appropriate.

Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the acquisition under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of the Office of Thrift Supervision approval of the acquisition unless a court specifically orders otherwise. In reviewing the acquisition, the Department of Justice could analyze the acquisition's effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the acquisition's competitive effects.

ACCOUNTING TREATMENT

        Hudson City Bancorp will account for the acquisition under the purchase method of accounting. This means that Hudson City Bancorp and Sound Federal Bancorp will be treated as one company as of the date of the acquisition and Hudson City Bancorp will record the fair value of Sound Federal Bancorp's assets and liabilities on its financial statements. Hudson City Bancorp will record the excess of its purchase price over the fair value of Sound Federal Bancorp's identifiable net assets as goodwill.

TERMS OF THE MERGER

        The Merger Agreement provides for a business combination in which Hudson City Acquisition Sub I, Inc., a newly formed acquisition subsidiary wholly owned by Hudson City Savings Bank, will be merged into Sound Federal Bancorp, with Sound Federal Bancorp as the surviving entity. This transaction will result in Sound Federal Bancorp becoming a wholly owned subsidiary of Hudson City Savings Bank for a moment in time.

        The Merger Agreement further provides that once the acquisition of the acquisition subsidiary into Sound Federal Bancorp is complete, Sound Federal Bancorp as the surviving corporation will adopt a plan of dissolution and will cause certificates of dissolution to be filed with the Secretary of State of Delaware. Upon the effectiveness of the dissolution, which is expected to occur immediately after the effectiveness of the acquisition, Sound Federal Savings will immediately merge with and into Hudson City Savings Bank, with Hudson City Savings Bank as the resulting institution. When the bank acquisition occurs, the assets and liabilities of Sound Federal Savings will become assets and liabilities of Hudson City Savings Bank and Sound Federal Savings will cease to exist.

        The Merger Agreement provides that the officers and directors of the acquisition subsidiary before it is merged into Sound Federal Bancorp will become the officers and directors of Sound Federal Bancorp as the surviving corporation after the acquisition. The officers and directors of Hudson City Savings Bank immediately prior to the bank acquisition are to continue as officers and directors of Hudson City Savings Bank after the bank acquisition.

        The acquisition will result, except as otherwise stated, in each outstanding share of Sound Federal Bancorp common stock being converted into the right to receive a cash payment in the amount of $20.75. Shares of Sound Federal Bancorp common stock that are held directly or indirectly by Hudson City Bancorp (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), unissued shares of Sound Federal Bancorp reserved for issuance pursuant to Sound Federal Bancorp's stock benefit plans, and shares held by Sound Federal Bancorp as treasury stock will be canceled and retired upon completion of the acquisition and no payment will be made for them. In addition, holders of common stock for which dissenters' appraisal rights have been exercised will be entitled only to the rights granted by Section 262 of the Delaware General Corporation Law.

        Each option for the purchase of shares of common stock under the Sound Federal Bancorp stock benefit plans that is outstanding and unexercised and has not expired at the time of the acquisition, whether or not it is vested, will be extinguished and converted into the right to receive a cash payment equal to the number of shares of common stock subject to the option multiplied by the excess of $20.75 per share of common stock over the applicable exercise price of the option.

WHEN THE ACQUISITION WILL BE COMPLETED

        Subject to the satisfaction or waiver of the conditions to the parties' respective obligations to complete the acquisition, the closing of the acquisition will take place no later than the fifth business day following the latest to occur of the receipt of all required governmental approvals and the expiration of any applicable waiting period or the approval of the acquisition by Sound Federal Bancorp's stockholders, unless Hudson City Bancorp and Sound Federal Bancorp agree to another date. On the date of the closing, a certificate of merger will be filed with the Delaware Secretary of State. The acquisition will become effective upon the filing of the certificate of merger, or as otherwise stated in the certificate of merger.

        Sound Federal Bancorp expects to complete the acquisition during the third quarter of calendar 2006. However, Sound Federal Bancorp cannot guarantee when or if the required approvals will be obtained. Furthermore, either party may terminate the Merger Agreement if, among other reasons, the acquisition has not been completed on or before March 31, 2007, unless failure to complete the acquisition by that time is due to the willful breach of any representation or warranty, or material breach of any covenant, by the party seeking to terminate the Merger Agreement.

CONDITIONS TO THE ACQUISITION

        The respective obligations of Hudson City Bancorp and Sound Federal Bancorp to consummate the acquisition are subject to the satisfaction, or waiver by the other party, of a number of conditions specified in the Merger Agreement. The primary conditions to the consummation of the acquisition are:

o the approval of the Merger Agreement and the transactions contemplated thereby by Sound Federal Bancorp's stockholders;

o no party to the acquisition being subject to any order, decree or injunction, and no statute, rule or regulation will have been enacted or applied, that enjoins or prohibits consummating the acquisition;

o the receipt of all required regulatory approvals, and consents, without the imposition of any condition or requirement that would, in the judgment or Hudson City Bancorp's Board of Directors, have a material adverse effect on Sound Federal Bancorp or Hudson City Bancorp;

o the accuracy of the other party's representations and warranties, subject to standards of materiality as set forth in the Merger Agreement;

o each party shall receive certificates as to the good standing or corporate existence of the other party; and

o the performance by the other party in all material respects of its obligations and covenants contained in the Merger Agreement.

        Hudson City Bancorp's obligations to effect the acquisition also are subject to the following additional conditions:

o the receipt by Sound Federal Bancorp of all required third party consents under loan, note, mortgage, indenture, lease, license or other agreements to which Sound Federal Bancorp is a party, except where the failure to obtain such consents would not have a material adverse effect on Sound Federal Bancorp; and

o the receipt of a legal opinion from Luse Gorman Pomerenk & Schick, P.C., counsel to Sound Federal Bancorp, covering various legal matters.

        Sound Federal Bancorp's obligations to effect the acquisition also are subject to the condition that Hudson City Bancorp delivers the acquisition consideration to the paying agent on or before the closing date of the acquisition.

        Sound Federal Bancorp cannot guarantee whether all of the conditions to the acquisition will be satisfied or waived by the party permitted to do so. If the acquisition is not completed on or before March 31, 2007, either party may terminate the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE ACQUISITION

        The Merger Agreement contains various restrictions on the operations of Sound Federal Bancorp before the effective time of the acquisition. In general, the Merger Agreement obligates Sound Federal Bancorp to conduct its business in the ordinary course of business consistent with past practice and use reasonable efforts to preserve its business organization and assets. In addition, Sound Federal Bancorp will take no action that would adversely affect or delay the ability of Sound Federal Bancorp to perform its obligations under the Merger Agreement, adversely affect or delay the receipt of approvals.

        Sound Federal Bancorp has agreed that prior to the effective time of the acquisition, except as otherwise provided in the Merger Agreement, or unless permitted to by Hudson City Bancorp, neither it nor its subsidiaries will:

o change or waive any provision of its certificate of incorporation, charter or bylaws, except as necessary to eliminate a provision in the federal stock charter of Sound Federal Savings that prohibits the acquisition of beneficial ownership of more than 10% of Sound Federal Savings' common stock for a period of five years after the completion of the mutual-to-stock conversion of Sound Federal Bancorp, MHC;

o change the number of shares of its authorized or issued capital stock (except upon the exercise of presently outstanding Sound Federal Bancorp options), issue any shares of stock held as treasury stock, issue any right or agreement relating to its capital stock or securities convertible into such shares, issue any grant or award under the Sound Federal Bancorp stock benefit plans, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock except under certain circumstances;

o declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, except that Sound Federal Bancorp may continue to pay its regular quarterly cash dividend of $0.075 per share consistent with past practice, and subsidiaries of Sound Federal Bancorp may pay dividends to their parent companies;

o enter into, amend in any material respect or terminate any contract or agreement, including any settlement agreement with respect to litigation, involving a payment by Sound Federal Bancorp of $25,000 or more;

o make any commitment relating to an application for the opening or closing of any, or open or close any, branch, automated banking or other office facility;

o       enter into any new line of business or introduce any new products;

o grant any bonus, severance or termination payment to, or enter into, renew or amend any employment agreement, severance agreement or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except: (i) as may be required by applicable law or pursuant to binding, written commitments; (ii) for the payment of bonuses for the year ending March 31, 2006, to the extent such bonuses have been accrued in accordance with United States generally accepted accounting principles ("GAAP") through March 31, 2006, and provided that such bonuses are consistent with past practice; (iii) certain new hires to fill vacancies; and (iv) for the payment of retention bonuses to Sound Federal Bancorp employees as contemplated by the Merger Agreement.

o enter into or materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

o merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or relocate any branch office;

o sell or dispose of any asset other than in the ordinary course of business consistent with past practice;

o incur any indebtedness for borrowed money, or guarantee any indebtedness, or subject any of its assets to any lien, pledge, security interest or other encumbrance, except in the ordinary course of business consistent with past practice or as set forth in the Merger Agreement;

o take any action which would result in any of its representations and warranties set forth in the Merger Agreement becoming untrue or in any of the conditions set forth in the Merger Agreement not being satisfied;

o change any method, practice or principle of accounting, except as may be required from time to time by GAAP or by regulatory authorities;

o waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness, other than in the ordinary course of business, consistent with past practice;

o make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years, that are purchased in the ordinary course of business consistent with past practice, in either case, with a purchase price no greater than 101.5% of par value;

o other than as contemplated by the Merger Agreement, make any investment either by purchase of stock or securities, property transfers, or purchase of any property or assets other than the purchase of FHLB common stock necessary to maintain its membership status with the FHLB of New York and other than pursuant to existing commitments;

o except pursuant to existing commitments, make, renegotiate, renew, increase, extend or purchase any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices;

o enter into, renew, extend or modify any other transaction, other than a deposit transaction, with any affiliate other than pursuant to its existing insider loan policy;

o enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

o other than as contemplated by the Merger Agreement, take any action that would accelerate any payment to any individual under any employment agreement or compensation or benefit plan;

o make any change in policies with regard to: the extension of credit, the establishment of reserves; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a regulatory authority or changes in GAAP;

o other than as contemplated by the Merger Agreement, take any action that would give rise to an acceleration of the right to payment to any individual under any of Sound Federal Bancorp's compensation or benefit plans;

o make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to existing binding commitments and other than expenditures necessary to maintain existing assets in good repair;

o purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

o sell any participation interest in any loan, other than sales of loans secured by one- to four-family real estate that are consistent with past practice, unless Hudson City Savings Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

o enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

o pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding; other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate;

o other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets or cancel, release or assign any indebtedness of any such person, except pursuant to existing contracts or agreements; provided, however, that no sales may be made with recourse;

o purchase or sell servicing rights, other than loan sales with servicing released, with respect to loans the principal balance of which, either individually or in the aggregate, exceeds $1,000,000;

o fail to maintain all its properties in repair, order and condition no worse than on the date of the Merger Agreement other than as a result of ordinary wear and tear;

o make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and existing commitments;

o elect to its Board of Directors any person who is not an existing member of the Board of Directors;

o make or change any election in respect of taxes, adopt or change any accounting method in respect of taxes or otherwise, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, except as required by law, rule, regulation or GAAP; or

o       agree to do any of the foregoing.

        The Merger Agreement also contains other agreements relating to the conduct of the parties before consummation of the acquisition, including the following:

o Representatives of Sound Federal Bancorp will confer with representatives of Hudson City Bancorp as Hudson City Bancorp may reasonably request regarding its business and operations. Sound Federal Bancorp will also promptly notify Hudson City Bancorp of any material change in the normal course of its business or operations, or the institution or threat of material litigation. Sound Federal Bancorp will provide Hudson City Bancorp with its financial statements on a quarterly and year end basis. Sound Federal Bancorp will also give to Hudson City Bancorp condensed financial information on a monthly basis and a monthly report on loan approvals and on problem assets;

o Sound Federal Bancorp will give Hudson City Bancorp reasonable access to its property, books, records and personnel and will furnish all information Hudson City Bancorp may reasonably request;

o Hudson City Bancorp and Sound Federal Bancorp will cooperate with each other to submit all necessary filings and applications with any governmental entity, the approval of which is required to complete the acquisition and related transactions. In addition, Sound Federal Bancorp will use its commercially reasonable efforts to obtain any approval, consent or waiver of any third party that is required in connection with the transaction;

o Hudson City Bancorp and Sound Federal Bancorp will use all reasonable efforts to take promptly all actions necessary, proper or advisable to consummate the acquisition;

o Hudson City Bancorp and Sound Federal Bancorp will consult with each other regarding any public statements about the acquisition and any filings with any governmental entity; and

o Sound Federal Bancorp will take all actions necessary to convene a meeting of its stockholders to vote on the Merger Agreement. Unless inconsistent with its fiduciary duties, the Sound Federal Bancorp board will recommend at its stockholder meeting that the stockholders vote to approve the acquisition and will use its reasonable best efforts to solicit stockholder approval.

        See Article V of the Merger Agreement, which is attached to this proxy statement as Appendix A, for a more complete description of restrictions on the conduct of business of Sound Federal Bancorp pending the acquisition.

AGREEMENT NOT TO SOLICIT OTHER OFFERS

        The Merger Agreement prohibits Sound Federal Bancorp and its officers, directors, or other agents from initiating, soliciting, or encouraging any acquisition proposal with a third party. An acquisition proposal is generally defined to include any merger, business combination or other similar transaction, or the purchase of 25% or more of Sound Federal Bancorp's assets, or any tender offer or exchange offer for 25% or more of any class of Sound Federal Bancorp's capital stock.

        Sound Federal Bancorp may, however, furnish information regarding Sound Federal Bancorp to, or enter into and engage in discussions with, any person or entity in response to an unsolicited written proposal by the person or entity relating to an acquisition proposal if, after consultation with its legal counsel and financial advisor:

        o Sound Federal Bancorp's Board of Directors determines in good faith that the action is required for Sound Federal Bancorp's directors to comply with their fiduciary obligations under applicable law; or

        o Sound Federal Bancorp's Board of Directors determines in good faith that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal, and would, if consummated, result in a transaction more favorable to Sound Federal Bancorp's stockholders from a financial point of view than the acquisition.

Sound Federal Bancorp must promptly notify Hudson City Bancorp of such inquiries, proposals or offers, and the material terms of such inquiries, proposals or offers.

EMPLOYEE MATTERS

        Each person who is an employee of Sound Federal Bancorp or its subsidiaries as of the closing of the acquisition and whose employment is not terminated at or prior to closing will become an employee of the surviving company or its subsidiaries. Each of these continuing employees will be an employee at will unless otherwise agreed.

        Hudson City Bancorp will review all of Sound Federal Bancorp's compensation and benefit plans to determine whether to terminate or continue such plans. In the event employee compensation or benefits as currently provided by Sound Federal Bancorp or Sound Federal Savings are changed or terminated by Hudson City Bancorp, in whole or in part, Hudson City Bancorp will provide continuing employees with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated Hudson

City Bancorp employees. Each continuing employee will receive credit for service with Sound Federal Bancorp or its subsidiaries for purposes of eligibility to participate and vesting, if applicable, but not for purposes of benefit accrual under the benefit plans of Hudson City Bancorp. Such service will not be recognized for purposes of Hudson City Bancorp's defined benefit plan or retiree insurance plan.

        For information regarding the Sound Federal Savings ESOP, see the discussion above under the caption "Interests of Certain Persons in the Merger--Employee Stock Ownership Plan."

REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT

        Both Hudson City Bancorp and Sound Federal Bancorp have made certain customary representations and warranties to each other relating to their businesses in the Merger Agreement. The Merger Agreement contains a number of customary representations and warranties made by Hudson City Bancorp and Sound Federal with respect to themselves and their respective subsidiaries. These representations and warranties relate to, among other things:

        o corporate organization with respect to both companies and their subsidiaries;

        o       financial statements and the absence of undisclosed liabilities;

        o       absence of legal proceedings; and

        o authorization, execution, delivery, performance and enforceability of the Merger Agreement, and required consents, approvals, orders and authorizations of governmental entities relating to the Merger Agreement and related matters.

Sound Federal Bancorp also made representations and warranties to Hudson City Bancorp regarding:

        o       capitalization;

        o receipt of fairness opinions from financial advisors and vote required for approval of the Merger Agreement;

        o       absence of material adverse changes or events;

        o       filing of tax returns, payment of taxes and other tax matters;

        o       certain material contracts, leases and defaults;

        o       owned real property and insurance coverage;

        o       intellectual property;

        o       labor matters;

        o       compliance with applicable law;

        o       matters related to employee benefits;

        o       payment of fees of brokers, finders and financial advisors;

        o       environmental matters;

        o       loan portfolios;

        o       related party transactions;

        o       deposits;

        o       antitakeover provisions being inapplicable;

        o       registration obligations; and

        o       risk management instruments.

        For information on these representations and warranties, please refer to
Article III and IV of the Merger Agreement attached as Appendix A. The representations and warranties must generally be true through the completion of the acquisition. See "Conditions to the Merger" beginning on page .

TERMINATION OF THE MERGER AGREEMENT

        The Merger Agreement may be terminated at or prior to the completion of the acquisition, either before or after any requisite stockholder approval by:

        o the mutual written consent of Hudson City Bancorp and Sound Federal Bancorp;

        o by either party (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement) if the other party breaches any of the representations or warranties set forth in the Merger Agreement (subject to the standard set forth therein), which breach by its nature cannot be cured prior to March 31, 2007 or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

        o by either party (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement) if the other party fails to perform or comply in any material respect with any of the covenants or agreements set forth in the Merger Agreement, which failure by its nature cannot be cured prior to March 31, 2007 or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

        o at the election of either party, if the closing has not occurred by March 31, 2007, or such later date as agreed to in writing by the parties, unless the failure of the closing to have occurred by such date was due to the terminating party's willful breach of any representation or warranty or material breach of any covenant or other agreement contained in the Merger Agreement;

        o by either party if a regulatory authority whose approval is required in connection with the acquisition does not approve the Merger Agreement or the transactions contemplated thereby, or has stated that it will not issue the required approval or nonobjection, or any court or other governmental authority issues an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the acquisition or bank merger;

        o by either party, if Sound Federal Bancorp's stockholders fail to approve the Merger Agreement at the stockholders' meeting called for that purpose;

        o by Sound Federal Bancorp, if its Board of Directors determines to accept a superior offer from a third party in the exercise of its fiduciary duties;

        o at any time prior to the approval of the Merger Agreement by the stockholders of Sound Federal Bancorp, by Hudson City Bancorp if: (i) the Board of Directors of Sound Federal Bancorp withdraws or adversely modifies its recommendation that Sound Federal Bancorp stockholders approve the Merger Agreement or,
                (ii) Sound Federal Bancorp's Board of Directors fails to publicly reaffirm its adoption and recommendation of the Merger Agreement and the transactions contemplated thereby within ten business days of receipt of a written request by Hudson City Bancorp to provide such reaffirmation following a third party acquisition proposal.

        If the Merger Agreement is terminated, the Merger Agreement will generally become void and have no further effect, and all costs and expenses incurred in connection with the acquisition will be paid by the party incurring the expense, except as set forth below.

        Under the last two scenarios described above, if the Merger Agreement is terminated, Sound Federal Bancorp will be obligated to pay to Hudson City Bancorp a fee of $13,265,000. The fee would also be payable to Hudson City Bancorp if Sound Federal Bancorp enters into a definitive agreement relating to a third party acquisition proposal or consummates a third party acquisition proposal within 12 months after the occurrence of any of the following: (i) the termination of the Merger Agreement by Hudson City Bancorp as the result of a willful breach by Sound Federal Bancorp of any representation, warranty, covenant or agreement, or (ii) the failure of the stockholders of Sound Federal Bancorp to approve the Merger Agreement after the receipt by Sound Federal Bancorp of a third party acquisition proposal.

        In the event of a termination of the Merger Agreement because of a willful breach of any representation, warranty, covenant or agreement, the breaching party will be liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, incurred by the non-breaching party as a result thereof. However, if Hudson City Bancorp is entitled to receive the $13,265,000 fee, and such fee is timely paid, then Hudson City Bancorp will not have any other rights or claims against Sound Federal Bancorp.

FEES AND EXPENSES

        Each party will pay its own costs and expenses incurred in connection with the acquisition, except as described above.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

        Prior to the completion of the acquisition and subject to applicable law, Hudson City Bancorp and Sound Federal Bancorp may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any agreement or condition of the Merger Agreement.

        The Merger Agreement may be amended at any time by mutual agreement of Hudson City Bancorp and Sound Federal Bancorp. However, after the vote by the stockholders of Sound Federal Bancorp approving the adoption of the Merger Agreement, no amendment can reduce the amount or change the form of consideration to be provided to Sound Federal Bancorp's stockholders without their further approval.

INDEPENDENT PUBLIC ACCOUNTANTS

        KPMG LLP serves as Sound Federal Bancorp's independent registered public accounting firm. A representative of KPMG LLP is expected to be present at the special meeting and will be available to respond to appropriate questions.

               OWNERSHIP OF SOUND FEDERAL BANCORP COMMON STOCK BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information regarding ownership of Sound Federal Bancorp common stock as of [Record Date 1], by beneficial owners of more than 5% of the outstanding shares of Sound Federal Bancorp common stock, by each director and each executive officer, and by all directors and executive officers of Sound Federal Bancorp as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.


                                                       AMOUNT OF SHARES          PERCENT OF SHARES
      NAME AND ADDRESS OF                              OWNED AND NATURE           OF COMMON STOCK
       BENEFICIAL OWNER                            OF BENEFICIAL OWNERSHIP        OUTSTANDING (1)
---------------------------------------------     -------------------------     -------------------
Significant Shareholders:
  Sound Federal Savings Employee Stock
  Ownership Plan and Trust
  1311 Mamaroneck Avenue
  White Plains, New York 10605                            1,118,291                      8.7%

Directors and Executive Officers:(2)

Bruno J. Gioffre (3)                                        298,186                      2.4

Richard P. McStravick (4)                                   394,953                      3.2

Roberta I. Bernhardt (5)                                     25,329                      0.2

Joseph Dinolfo (6)                                          156,080                      1.3

Donald H. Heithaus (7)                                      149,703                      1.2

Joseph A. Lanza (8)                                         136,754                      1.1

Eldorus Maynard (9)                                          90,205                      0.7

James Staudt (10)                                           125,350                      1.0

Samuel T. Telerico (11)                                      38,629                      0.3

Anthony J. Fabiano (12)                                     243,113                      2.0

All directors and executive officers
  as a group (10 persons)                                 1,658,302                     12.8%
                                                          =========                     ====

-----------------------------
(1) Calculated as a percentage of common shares outstanding plus stock options that are exercisable within 60 days of the record date.
(2) The Company's executive officers and directors are also executive officers and directors of Sound Federal Savings (the "Bank").
(3) Mr. Gioffre has sole voting power over 203,940 shares and shared voting power over 56,432 shares. Includes 37,814 shares underlying options exercisable within 60 days of the record date.
(4) Mr. McStravick has sole voting power over 203,922 shares and shared voting power over 22,202 shares. Includes 168,705 shares underlying options exercisable within 60 days of the record date.
(5) Ms. Bernhardt has sole voting power over 4,826 shares and shared voting power over 1,500 shares. Includes 19,003 shares underlying options exercisable within 60 days of the record date.
(6) Mr. Dinolfo has sole voting power over 98,342 shares. Includes 57,738 shares underlying options exercisable within 60 days of the record date.
(7) Mr. Heithaus has sole voting power over 69,026 shares and shared voting power over 42,939 shares. Includes 37,738 shares underlying options exercisable within 60 days of the record date.
(8) Mr. Lanza has sole voting power over 75,816 shares and shared voting power over 3,200 shares. Includes 57,738 shares underlying options exercisable within 60 days of the record date.
(9) Mr. Maynard has sole voting power over 21,909 shares and shared voting power over 49,293 shares. Includes 19,003 shares underlying options exercisable within 60 days of the record date.
(10) Mr. Staudt has sole voting power over 76,018 shares and shared voting power over 3,594 shares. Includes 45,738 shares underlying options exercisable within 60 days of the record date.

                                              (Footnotes continued on next page)

(11) Mr. Telerico has sole voting power over 19,326 shares and shared voting power over 300 shares. Includes 19,003 shares underlying options exercisable within 60 days of the record date.
(12) Mr. Fabiano has sole voting power over 112,623 shares. Includes 130,490 shares underlying options exercisable within 60 days of the record date.


--------------------------------------------------------------------------------
                PROPOSAL II - ADJOURNMENT OF THE SPECIAL MEETING
--------------------------------------------------------------------------------

        In the event that there are not sufficient votes to constitute a quorum or approve the adoption of Proposal I at the time of the special meeting, the proposal may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Sound Federal Bancorp at the time of the special meeting to be voted for an adjournment, if necessary, Sound Federal Bancorp has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The special meeting may be postponed or adjourned for the purpose of soliciting additional proxies. The Board of Directors recommends that its stockholders vote FOR the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.


        Approval of the Proposal to adjourn the special meeting requires the approval of a majority of the votes cast. We have no reason to believe that an adjournment of the special meeting will be necessary at this time.

--------------------------------------------------------------------------------
                                  OTHER MATTERS
--------------------------------------------------------------------------------

        The Board of Directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the special meeting, it is intended that proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

        The acquisition is expected to be consummated prior to the next regularly scheduled annual meeting of Sound Federal Bancorp's stockholders, in which case the Annual Meeting would not be convened. However, if the acquisition is not consummated prior to the next regularly scheduled annual meeting of Sound Federal Bancorp's stockholders, any proposal which a stockholder wishes to have included in our proxy materials for the next annual meeting of stockholders must have been received at Sound Federal Bancorp's executive office, 1311 Mamaroneck Avenue, White Plains, New York 10605, no later than March 9, 2006. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

        The bylaws of Sound Federal Bancorp provide an advance notice procedure before certain business or nominations to the Board of Directors may be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board, the stockholder must give written notice to the Secretary of Sound Federal Bancorp not less than 90 days before the date fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made, to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name, record address, the number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting and any material interest of the stockholder in the proposed business. In the case of nominations to the board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require Sound Federal Bancorp to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

        The date on which next year's annual meeting of stockholders is expected to be held is August 10, 2006. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the next annual meeting of stockholders must be given to the Company no later than May 12, 2006.

                       WHERE YOU CAN FIND MORE INFORMATION

        Sound Federal Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549. You may obtain information on the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like Sound Federal Bancorp, that file electronically with the Securities and Exchange Commission. The address of the site is HTTP://WWW.SEC.GOV. The reports and other information filed by Sound Federal Bancorp with the Securities and Exchange Commission are also available at Sound Federal Bancorp's internet worldwide web site. The address is HTTP://WWW.SOUNDFED.COM.

        You should also be able to inspect reports, proxy statements and other information about Sound Federal Bancorp at the offices of the Nasdaq Stock Market, Inc., 33 Whitehall Street, New York, New York 10004.

        No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by Sound Federal Bancorp or any other person. This proxy statement is dated _____________, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

                    APPENDIX A--AGREEMENT AND PLAN OF MERGER

================================================================================



                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                            HUDSON CITY BANCORP, INC.


                                       AND


                           SOUND FEDERAL BANCORP, INC.



                          DATED AS OF FEBRUARY 8, 2006



================================================================================

                                TABLE OF CONTENTS
                                                                            PAGE


ARTICLE I.  CERTAIN DEFINITIONS................................................1

    Section 1.01    Certain Definitions........................................1

ARTICLE II.  THE MERGER........................................................8

    Section 2.01    Structure of the Merger....................................8
    Section 2.02    Bank Merger................................................8
    Section 2.03    Effect on Outstanding Shares...............................8
    Section 2.04    Exchange Procedures........................................9
    Section 2.05    Dissenters' Rights........................................10
    Section 2.06    Stock Options.............................................11
    Section 2.07    Closing; Effective Time...................................11

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER........................11

    Section 3.01    Disclosure Letter.........................................11
    Section 3.02    Organization..............................................12
    Section 3.03    Capitalization............................................12
    Section 3.04    Authority; No Violation...................................13
    Section 3.05    Consents..................................................14
    Section 3.06    Fairness Opinion; Required Vote...........................14
    Section 3.07    Financial Statements......................................14
    Section 3.08    Absence of Certain Changes or Events......................15
    Section 3.09    Taxes.....................................................15
    Section 3.10    Material Contracts; Leases; Defaults......................18
    Section 3.11    Ownership of Property; Insurance Coverage.................18
    Section 3.12    Intellectual Property.....................................19
    Section 3.13    Labor Matters.............................................20
    Section 3.14    Legal Proceedings.........................................20
    Section 3.15    Compliance With Applicable Law............................21
    Section 3.16    Employee Benefit Plans....................................21
    Section 3.17    Brokers, Finders and Financial Advisors...................24
    Section 3.18    Environmental Matters.....................................24
    Section 3.19    Loan Portfolio............................................25
    Section 3.20    Related Party Transactions................................27
    Section 3.21    Deposits..................................................27
    Section 3.22    Antitakeover Provisions Inapplicable......................27
    Section 3.23    Registration Obligations..................................28
    Section 3.24    Risk Management Instruments...............................28

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PURCHASER......................28

    Section 4.01    Organization..............................................28
    Section 4.02    Authority; No Violation...................................29
    Section 4.03    Consents..................................................29
    Section 4.04    Access to Funds...........................................29
    Section 4.05    Financial Statements......................................29
    Section 4.06    Legal Proceedings.........................................30

ARTICLE V.  CONDUCT PENDING ACQUISITION.......................................30

    Section 5.01    Conduct of Business Prior to the Effective Time...........30
    Section 5.02    Forbearances of Seller....................................30
    Section 5.03    Maintenance of Insurance..................................34

    Section 5.04    All Reasonable Efforts....................................34

ARTICLE VI.  COVENANTS........................................................34

    Section 6.01    Current Information.......................................34
    Section 6.02    Access to Properties and Records..........................35
    Section 6.03    Financial and Other Statements............................35
    Section 6.04    Disclosure Letter Supplements.............................36
    Section 6.05    Consents and Approvals of Third Parties...................36
    Section 6.06    Failure to Fulfill Conditions.............................36
    Section 6.07    No Solicitation...........................................36
    Section 6.08    Employee Benefits.........................................38
    Section 6.09    Advisory Board............................................40
    Section 6.10    Directors and Officers Indemnification and Insurance......40
    Section 6.11    Certain Policies of Seller................................42
    Section 6.12    Antitakeover Provisions...................................42
    Section 6.13    Voting Agreements.........................................42

ARTICLE VII.  REGULATORY AND OTHER MATTERS....................................42

    Section 7.01    Meeting of Stockholders...................................42
    Section 7.02    Proxy Statement...........................................42
    Section 7.03    Regulatory Approvals......................................43

ARTICLE VIII.  CLOSING CONDITIONS.............................................43

    Section 8.01    Conditions to Each Party's Obligations under
                      this Agreement..........................................43
    Section 8.02    Conditions to the Obligations of Purchaser under
                      this Agreement..........................................44
    Section 8.03    Conditions to the Obligations of Seller under
                      this Agreement..........................................45

ARTICLE IX.  THE CLOSING......................................................46

    Section 9.01    Time and Place............................................46
    Section 9.02    Deliveries at the Pre-Closing and the Closing.............46

ARTICLE X.  TERMINATION, AMENDMENT AND WAIVER.................................46

    Section 10.01   Termination...............................................46
    Section 10.02   Effect of Termination.....................................47
    Section 10.03   Amendment, Extension and Waiver...........................48

ARTICLE XI.  MISCELLANEOUS....................................................48

    Section 11.01   Confidentiality...........................................48
    Section 11.02   Public Announcements......................................49
    Section 11.03   Survival..................................................49
    Section 11.04   Notices...................................................49
    Section 11.05   Parties in Interest.......................................50
    Section 11.06   Complete Agreement........................................50
    Section 11.07   Counterparts..............................................50
    Section 11.08   Severability..............................................50
    Section 11.09   Governing Law.............................................50
    Section 11.10   Interpretation............................................50
    Section 11.11   Specific Performance......................................51

Exhibit A     Form of Voting Agreement
Exhibit B     Form of Plan of Interim Merger
Exhibit C     Form of Plan of Bank Merger
Exhibit D     Form of Settlement Agreement

                          AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of February 8, 2006, by and between Hudson City Bancorp, Inc., a Delaware corporation (the "Purchaser"), and Sound Federal Bancorp, Inc., a Delaware corporation (the "Seller").

        WHEREAS, the Board of Directors of each of Purchaser and Seller has (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, and (ii) has approved this Agreement at meetings of each of such Boards of Directors;

        WHEREAS, in accordance with the terms of this Agreement, Merger Sub will merge with and into Seller and immediately thereafter Seller Bank will be merged with and into the Bank, a wholly owned subsidiary of Purchaser;

        WHEREAS, as a condition to the willingness of Purchaser to enter into this Agreement, each of the directors and executive officers of Seller has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Purchaser (the "Voting Agreement"), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of common stock of Seller owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

        NOW, THEREFORE in consideration of the mutual covenants, representations, warranties and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                               CERTAIN DEFINITIONS

SECTION 1.01    CERTAIN DEFINITIONS.

        As used in this Agreement the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

        "Acquisition Agreement" shall have the meaning set forth in Section 6.07(b).

        "Acquisition Proposal" shall mean any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Seller Subsidiary) or businesses that constitute 25% or more of the revenues, net income or assets of Seller and the Seller Subsidiaries, taken as a whole, or 25% or more of any class of equity securities of Seller, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Seller, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Seller or any Seller Subsidiary pursuant to which any person or the stockholders of any person would own 25% or more of any class of equity securities of Seller or of any resulting parent company of Seller, in each case other than the transactions contemplated by this Agreement.

        "Advisory Board" shall have the meaning set forth in Section 6.09.

        "Affiliate" means any Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

        "Agreement" means this agreement, and any amendment hereto.

        "Bank" shall mean Hudson City Savings Bank, a federally chartered savings bank, with its principal offices located at West 80 Century Road, Paramus, New Jersey 07652, which is a wholly owned subsidiary of Purchaser.

        "Bank Merger" shall have the meaning set forth in Section 2.02.

        "Bank Regulator" shall mean any Federal or state banking regulator, including but not limited to the OTS and the FDIC, which regulates the Bank or Seller Bank, or any of their respective holding companies or subsidiaries.

        "BOLI" shall mean bank owned life insurance.

        "Certificate" shall mean a certificate evidencing shares of Seller Common Stock.

        "Claim" shall have the meaning set forth in Section 6.10(b).

        "Closing" shall have the meaning set forth in Section 2.07.

        "Closing Date" shall have the meaning set forth in Section 2.07.

        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Compensation and Benefit Plans" shall have the meaning set forth in
Section 3.16(a).

        "Confidentiality Agreements" shall mean the confidentiality agreements referred to in Section 11.01 of this Agreement.

        "Continuing Employees" shall have the meaning set forth in Section 6.08(c).

        "CRA" shall mean the Community Reinvestment Act of 1977.

        "Derivatives Contract" shall have the meaning set forth in Section 3.24.

        "DGCL" shall mean the Delaware General Corporation Law.

        "Disclosure Letter" shall have the meaning set forth Section 3.01.

        "Dissenting Shares" shall mean shares of Seller Common Stock the holder of which pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law.

        "Dissenting Stockholder" shall mean the holder of Dissenting Shares.

        "Effective Time" shall mean the date and time specified pursuant to
Section 2.07 hereof as the effective time of the Merger.

        "Environmental Laws" means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation
(a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall have the meaning set forth in Section 3.16(c).

        "ERISA Affiliate Plan" shall have the meaning set forth in Section 3.16(c).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Excluded Shares" shall have the meaning set forth in Section 2.03(a).

        "FDIA" shall mean the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder.

        "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

        "FHLB" shall mean the Federal Home Loan Bank of New York.

        "GAAP" shall mean accounting principles generally accepted in the United States of America.

        "Governmental Entity" shall mean any federal, state, local or other government, governmental, regulatory or administrative authority, agency or commission (including, but not limited to, the SEC, NASDAQ, OTS and FDIC) or any court, tribunal or judicial or arbitral body.

        "HOLA" shall mean the Home Owners' Loan Act, as amended.

        "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

        "Indemnified Liabilities" shall have the meaning set forth in Section 6.10(b).

        "Intellectual Property" shall mean all (i) trademarks, service marks, brand names, d/b/a/'s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, (iii) Trade Secrets, (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (v) all other intellectual property or proprietary rights.

        "IRS" shall mean the United States Internal Revenue Service.

        "IT Assets" shall mean Seller's and each Seller Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

        "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by any officer with the title ranking not less than vice president or a director of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an officer with the title ranking not less than vice president or a director of that Person. For purposes of this definition, an officer or director will be deemed to have "Knowledge" of a particular fact or other matter if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

        "Lending Policy" shall have the meaning set forth in Section 5.02(p).

        "Licensed Intellectual Property" means Intellectual Property that Seller and the Seller Subsidiaries are licensed or otherwise permitted by other Persons to use.

        "Listed Intellectual Property" shall have the meaning set forth in
Section 3.12(a).

        "Loan Property" shall have the meaning set forth in Section 3.18.

        "Material Adverse Effect" shall mean an effect which (A) is material and adverse to the assets, business, financial condition, results of operations or prospects of Seller or Purchaser, as the context may dictate, and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (y) any change in GAAP or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally or (z) any change in interest rates, provided, that any such change in interest rates shall not affect the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, or (B) adversely affects the ability of Seller or Purchaser, as the context may dictate, to perform its material obligations hereunder or (C) materially and adversely affects the timely consummation of the transactions contemplated hereby.

        "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws, including, but not limited to, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead, polychlorinated biphenyl, flammables and explosives.

        "Maximum Amount" shall have the meaning set forth in Section 6.10(a).

        "Merger" shall mean the merger of Seller with and into Merger Sub pursuant to the terms hereof.

        "Merger Consideration" shall mean the cash in an aggregate per share amount to be paid by Purchaser for each share of Seller Common Stock, as set forth in Section 2.03(a).

        "Merger Sub" shall have the meaning set forth in Section 2.01.

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "NASDAQ" shall mean the Nasdaq National Market, Inc.

        "Notice of Superior Proposal" shall have the meaning set forth in
Section 6.07(b).

        "OTS" shall mean the Office of Thrift Supervision or any successor thereto.

        "Participation Facility" shall have the meaning set forth in Section
3.18.

        "Paying Agent" shall mean Mellon Bank, NA, or such other bank or trust company or other agent designated by Purchaser, which shall act as agent for Purchaser in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

        "Paying Agent Agreement" shall have the meaning set forth in Section 2.04(b).

        "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

        "Person" shall mean any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

        "Plan of Bank Merger" shall have the meaning set forth in Section 2.02.

        "Plan of Interim Merger" shall have the meaning set forth in Section
2.01.

        "Pre-Effective Time Tax Period" means any taxable period (or the allocable portion of a Straddle Period) ending on or before the close of business on the date the Effective Time occurs.

        "Proxy Statement" shall have the meaning set forth in Section 7.02.

        "Purchaser" shall mean Hudson City Bancorp, Inc., a Delaware corporation, with its principal executive offices located at West 80 Century Road, Paramus, New Jersey 07652.

        "Purchaser Subsidiary" means any substantial corporation or limited liability company, 50% or more of the capital stock of which is owned, either directly or indirectly, by Purchaser or the Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of the Bank.

        "Regulatory Agreement" shall have the meaning set forth in Section 3.15(c).

        "Regulatory Approvals" means the approval of the OTS to the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

        "Representatives" shall have the meaning set forth in Section 6.07(a).

        "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

        "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

        "Seller" shall have the meaning set forth in the preamble.

        "Seller Adverse Recommendation Change" shall have the meaning set forth in Section 6.07(b).

        "Seller Bank" shall mean Sound Federal Savings, a federally chartered savings association, with its principal offices located at 1311 Mamaroneck Avenue, White Plains, New York 10605, which is a wholly owned subsidiary of Seller.

        "Seller Bank Common Stock" shall have the meaning set forth in Section 3.03(b).

        "Seller Bank Preferred Stock" shall have the meaning set forth in
Section 3.03(b).

        "Seller Common Stock" shall mean the common stock, par value $0.01 per share, of Seller.

        "Seller Defined Benefit Plan" shall have the meaning set froth in
Section 3.16(c).

        "Seller ESOP" shall mean the Seller Employee Stock Ownership Plan.

        "Seller Fee" shall have the meaning in Section 10.02(b)(iii).

        "Seller Group" means any combined, unitary, consolidated or other affiliated group within the meaning of Section 1504 of the Code or otherwise, of which Seller or any Seller Subsidiary is or has been a member for Tax purposes.

        "Seller Loan" shall have the meaning set forth in Section 3.19(d).

        "Seller Option" shall mean an option to purchase shares of Seller Common Stock granted pursuant to the Seller Stock Benefit Plans and outstanding as of the date hereof, as set forth in the Disclosure Letter.

        "Seller Preferred Stock" shall have the meaning set forth in Section 3.03(a).

        "Seller Reports" shall have the meaning set forth in Section 3.07(a).

        "Seller Stock Benefit Plans" shall mean the Seller 1999 Stock Option Plan, Seller 2004 Incentive Stock Benefit Plan, and any and all amendments thereto.

        "Seller Stockholders Meeting" shall have the meaning set forth in
Section 7.01.

        "Seller Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Seller or Seller Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Seller Bank.

        "Seller REIT Subsidiary" means any corporation, trust or association, 50% or more of the beneficial ownership of which is owned, either directly or indirectly, by Seller or Seller Bank, except any corporation, trust or association, the beneficial ownership of which is held in the ordinary course of the lending activities of Seller Bank.

        "Settlement Agreement" shall have the meaning set forth in Section 6.08(e).

        "Stockholder Approval" shall have the meaning set forth in Section 8.01(a).

        "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

        "Superior Proposal" shall mean an Acquisition Proposal, which the Board of Directors of Seller reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Seller from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Purchaser in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

        "Surviving Corporation" shall have the meaning set forth in Section
2.01.

        "Tax" means any and all (a) federal, state, local or foreign tax, fee or other like assessment or charge of any kind, including, without limitation, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, payroll, employment, social security (or similar), unemployment, disability, registration, estimated, excise, severance, stamp, capital stock, occupation, property, environmental or windfall tax, premium, customs duty or other tax, together with any interest, penalty or additions thereto, whether disputed or not; (b) liability for the payment of Tax as the result of membership in the Seller Group; and (c) transferee or secondary liability in respect of any Tax (whether imposed by law or contractual arrangement).

        "Tax Return" means any return (including estimated returns), declaration, report, claim for refund, or information return or statement or any amendment thereto relating to Taxes, including any such document prepared on an affiliated, consolidated, combined or unitary group basis and any schedule or attachment thereto.

        "Taxing Authority" means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

        "Termination Date" shall mean March 31, 2007.

        "Trade Secrets" means confidential information, trade secrets and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

        "Treasury Stock" means all shares of Seller Common Stock held in the treasury of Seller (other than shares held in a fiduciary capacity or in connection with debts previously contracted).

        "Voting Agreement" shall have the meaning set forth in the recitals to this Agreement.

        Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                  ARTICLE II.

                                   THE MERGER

SECTION 2.01    STRUCTURE OF THE MERGER.

        Subject to the terms and conditions of this Agreement, Purchaser will cause a Delaware corporation to be organized as a wholly owned special purpose subsidiary of Purchaser or the Bank ("Merger Sub"). At the Effective Time, Merger Sub will merge (the "Merger") with and into Seller, with Seller being the surviving entity (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the DGCL and pursuant to the terms and conditions of an agreement and plan of merger ("Plan of Interim Merger") to be entered into between Merger Sub and Seller in the form attached hereto as Exhibit B. The separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall continue to be governed by the laws of the State of Delaware and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the certificate of incorporation and bylaws of Seller shall be amended in their entirety to conform to the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time and shall become the certificate of incorporation and bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation. As part of the Merger, each share of Seller Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Section 2.03.

SECTION 2.02    BANK MERGER.

        Immediately after the Merger, the board of directors of the Surviving Corporation shall adopt a plan of dissolution (which shall be a plan of complete liquidation and dissolution of the Surviving Corporation for purposes of Section 332(a) and 337(a) of the Code) and shall cause articles of dissolution authorized in accordance with the DGCL to be filed with the Secretary of State of the State of Delaware. Upon the certificate of dissolution becoming effective, the Bank and Seller Bank shall enter into a plan of merger (the "Plan of Bank Merger") in the form attached hereto as Exhibit C (which shall be a plan of complete liquidation and dissolution of Seller for purposes of Sections 332(a) and 337(a) of the Code) pursuant to which Seller Bank will be merged with and into the Bank (the "Bank Merger") pursuant to and with the effect set forth in the regulations of the OTS and the FDIC. The documentation relating to the Bank Merger shall provide that the directors and officers of Bank as the surviving entity of the Bank Merger shall be all of the respective directors and officers of Bank immediately prior to such merger.

SECTION 2.03    EFFECT ON OUTSTANDING SHARES.

        (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Seller Common Stock, issued and outstanding at the Effective Time (other than (i) Dissenting Shares (the holder of which shall only have the rights provided under applicable law), (ii) shares held directly or indirectly by Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (iii) unissued Seller Common Stock reserved for issuance pursuant to the Seller Stock Benefit Plans and (iv) Treasury Stock (the shares referred to in clauses (i), (ii), (iii) and (iv) are hereinafter collectively referred to as the "Excluded Shares")) shall become and be converted into the right to receive $20.75 in cash without interest (the "Merger Consideration").

        As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

        (c) As of the Effective Time, all shares of Seller Common Stock other than Excluded Shares shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a Certificate formerly representing any such share of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Seller.

SECTION 2.04    EXCHANGE PROCEDURES.

        (a) Immediately prior to the Effective Time, each Certificate previously representing shares of Seller Common Stock (except as specifically set forth in Section 2.03) shall represent only the right to receive the Merger Consideration.

        (b) As of the Effective Time, Purchaser shall deposit, or shall cause to be deposited with the Paying Agent pursuant to the terms of an agreement (the "Paying Agent Agreement") in form and substance reasonably satisfactory to Purchaser and Seller, for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 2.04, an amount of cash sufficient to pay the aggregate Merger Consideration to be paid pursuant to Section 2.03(a).

        (c) As promptly as practicable after the Effective Time, but no later than ten (10) business days after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, only upon the delivery and surrender of the Certificates to the Paying Agent, which shall be in a form and contain any other provisions as Purchaser may reasonably determine; and (ii) instructions in effecting the delivery and surrender of the Certificates in exchange for the Merger Consideration. At the Effective Time, each stockholder of Seller that upon proper delivery and surrender of a Certificate or Certificates to the Paying Agent, together with a properly completed and duly executed letter of transmittal, shall be entitled to receive in exchange therefor a check in an amount equal to the product of the Merger Consideration and the number of shares of Seller Common Stock represented by the Certificate or Certificates delivered and surrendered pursuant to the provisions hereof, and the Certificate or Certificates so surrendered shall be canceled forthwith. No interest will be paid or accrued on the Merger Consideration. If a transfer of ownership of any shares of Seller Common Stock has been made but not registered in the transfer records of Seller prior to the Effective Time, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Seller Common Stock is presented to the Paying Agent, accompanied by documents sufficient, in the reasonable discretion of Purchaser and the Paying Agent, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

        (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of Seller of any shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to Purchaser or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.04.

        (e) Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the stockholders of Seller for twelve (12) months after the Effective Time shall be repaid by the Paying Agent to Purchaser. Any stockholders of Seller who have not theretofore complied with this Section 2.04 shall thereafter look only to Purchaser for payment of the Merger Consideration deliverable in respect of each share of Seller Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. If outstanding Certificates for shares of Seller Common Stock are not delivered and surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Purchaser (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Purchaser, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Seller Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (f) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in such amount as the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

        (g) Purchaser or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Seller Common Stock, such amounts as Purchaser (or any Affiliate thereof) or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that such amounts are properly withheld by Purchaser or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Seller Common Stock in respect of whom such deduction and withholding were made by Purchaser or the Paying Agent.

SECTION 2.05    DISSENTERS' RIGHTS.

        Notwithstanding anything in this Agreement to the contrary, any shares of Seller Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his or her appraisal rights under the DGCL shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger or seek appraisal for his or her shares under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenters' Shares pursuant to and subject to the requirements of the DGCL. If any such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent or seek appraisal, the Dissenters' Shares held by the holder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration pursuant to Section 2.03. Seller shall give Purchaser (i) prompt notice of any notice or demands for appraisal or payment for shares of Seller Common Stock, attempted withdrawals of any such demands and any other instruments served pursuant to the DGCL and received by Seller relating to stockholders' rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Seller shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

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

SECTION 2.06    STOCK OPTIONS.

        At the Effective Time, each Seller Option which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, shall be cancelled and all rights thereunder shall be extinguished. As consideration for such cancellation, Seller shall make payment to such holder of an amount determined by multiplying (x) the number of shares of Seller Common Stock subject to such holder's Seller Option by (y) an amount equal to the excess (if any) of (i) the Merger Consideration, over (ii) the exercise price per share of such Seller Option; provided, however, that no such payment shall be made to such holder unless, and such payment shall be deferred without interest until, such holder has agreed to such payment and has executed and delivered to Seller an instrument in such form prescribed by Purchaser and reasonably satisfactory to Seller accepting such payment in full settlement of his or her rights relative to the Seller Option. Prior to the date hereof (in the case of Messrs. McStravick and Fabiano and each non-employee director of Seller) and within thirty (30) days thereafter (in the case of all others), Seller shall use its reasonable best efforts to obtain the written consent to the provisions of this Section 2.06 on the form prescribed by the Purchaser of each person who is the holder of Seller Options that will not, by their terms, expire prior to the Effective Time. Prior to date hereof, Seller shall have taken or shall have caused to have been taken, all requisite action under the terms of Stock Benefit Plans or otherwise to cause cancellation of all Seller Options in the manner set forth herein.

SECTION 2.07    CLOSING; EFFECTIVE TIME.

        Subject to the satisfaction or waiver of all conditions to closing contained in Article VIII hereof, the Closing shall occur (i) no later than five business days following the latest to occur of (a) the receipt of all required Regulatory Approvals and the expiration of any applicable waiting periods, or
(b) the approval of the Merger by the stockholders of Seller, or (ii) at such other date or time upon which Purchaser and Seller mutually agree (the "Closing"). The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the Closing (the "Closing Date"), in accordance with the DGCL. The "Effective Time" means the date and time upon which the certificate of merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Disclosure Letter (as defined below) delivered by Seller to Purchaser prior to the execution of this Agreement. References to the Knowledge of Seller shall include the Knowledge of any Seller Subsidiary.

SECTION 3.01    DISCLOSURE LETTER.

        On or prior to the date hereof, Seller has delivered to Purchaser a letter (the "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which are required or appropriate in relation to any or all of its covenants, representations and warranties (and making specific reference to the section of this Agreement to which such section of the Disclosure Letter relates), other than Section 3.08; provided, that the mere inclusion of a fact, circumstance or event in the Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. The Disclosure Letter is true, correct and complete in all material respects.

SECTION 3.02    ORGANIZATION.

        (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. Seller has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted. Seller is duly licensed or qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to obtain such license or qualification would not reasonably be expected to have a Material Adverse Effect.

        (b) Seller Bank is a stock savings association duly organized, validly existing and in good standing under the laws of the United States of America. The deposits of Seller Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Seller Bank when due. Seller Bank is a member of the FHLB and owns the requisite amount of stock therein.

        (c) The Disclosure Letter sets forth each Seller Subsidiary. Each Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Disclosure Letter sets forth all entities (whether corporations, partnerships, or similar organizations), including the corresponding percentage ownership in which Seller owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each Seller Subsidiary, as of such date, its jurisdiction of organization and the jurisdiction wherein it is qualified to do business. All of the Seller Subsidiaries are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. Seller owns, either directly or indirectly, all of the outstanding capital stock of each Seller Subsidiary. No Seller Subsidiary (other than Seller Bank) is an "insured depositary institution" as defined in the FDIA. All of the shares of capital stock of each Seller Subsidiary (including Seller Bank) held by Seller or by another Seller Subsidiary are validly issued, fully paid, nonassessable and not subject to any preemptive rights and are owned by Seller or a Seller Subsidiary free and clear of any pledges, security interests, claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

        (d) The respective minute books of Seller, Seller Bank and each other Seller Subsidiary accurately record, in all material respects, all corporate actions of their respective stockholders and boards of directors (including committees).

        (e) Prior to the date of this Agreement, Seller has made available to Purchaser true and correct copies of the certificate of incorporation or charter and bylaws of Seller, Seller Bank and each other Seller Subsidiary.

SECTION 3.03    CAPITALIZATION.

        (a) The authorized capital stock of Seller consists of 24,000,000 shares of Seller Common Stock and 1,000 shares of preferred stock of Seller, par value $0.01 per share ("Seller Preferred Stock"). As of the date of this
Agreement: (A) 12,322,206 shares of Seller Common Stock were issued and outstanding, (B) no shares of Seller Preferred Stock were issued and outstanding, (C) no shares of Seller Preferred Stock were reserved for issuance,
(D) 1,004,582 shares of Seller Common Stock were reserved for issuance pursuant to the Seller Stock Benefit Plans, and (E) 1,313,964 shares of Seller Common Stock were held by Seller in its treasury or by its Subsidiaries. All outstanding shares of Seller Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by Seller in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. The Disclosure Letter sets forth a complete and accurate list of all options to purchase Seller Common Stock that have been granted and are outstanding pursuant to the Seller Stock Benefit Plans including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant. Seller has not, since March 31, 2005 adopted or modified the terms of any stock option plan or restricted stock or phantom stock plan or made any grants under the Seller Stock Benefit Plans.

        (b) The authorized capital stock of Seller Bank consists of 20,000,000 shares of common stock, par value $0.10 per share (the "Seller Bank Common Stock"), and 10,000,000 shares of preferred stock, par value $0.10 per share (the "Seller Bank Preferred Stock"). As of the date of this Agreement, 1,000 shares of the Seller Bank Common Stock were outstanding, no shares of the Seller Bank Preferred Stock were outstanding, no shares of Seller Bank Common Stock or Seller Bank Preferred Stock were reserved for issuance and all outstanding shares of the Seller Bank Common Stock were, and as of the Effective Time will be, owned by Seller. All of the outstanding shares of the Seller Bank Common Stock are validly issued, fully paid and nonassessable.

        (c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Seller may vote are issued or outstanding.

        (d) As of the date of this Agreement and, except for this Agreement, neither Seller nor any Seller Subsidiary has or is bound by any Rights obligating Seller or any Seller Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Seller or any Seller Subsidiary or obligating Seller or any Seller Subsidiary to grant, extend or enter into any such Right other than pursuant to the Seller Stock Benefit Plans. As of the date hereof, there are no outstanding contractual obligations of Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any Seller Subsidiary.

SECTION 3.04    AUTHORITY; NO VIOLATION.

        (a) Seller has full corporate power and authority to execute and deliver this Agreement, the Plan of Interim Merger and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Seller's stockholders, to consummate the transactions contemplated hereby (it being understood that Seller Bank shall amend Section 8 of its Federal Stock Charter prior to the Closing Date to eliminate any restrictions on ownership or voting of Seller Bank Common Stock). The execution and delivery of this Agreement by Seller and the completion by Seller of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Seller. This Agreement has been duly and validly executed and delivered by Seller, and subject to approval by the stockholders of Seller and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

        (b) Subject to receipt of Regulatory Approvals and receipt of the approval of the stockholders of Seller, the consummation of the transactions contemplated hereby and compliance by Seller with any of the terms or provisions hereof will not: (i) conflict with or result in a breach or violation of or a default under any provision of the Certificate of Incorporation or Bylaws of Seller or any

Seller Subsidiary or the Federal Stock Charter and Bylaws of
Seller Bank (other than Section 8 of the Federal Stock Charter of Seller Bank, which Seller Bank shall amend prior to the Closing Date to eliminate any restrictions on ownership or voting of Seller Bank Common Stock); (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, governmental permit or license or injunction applicable to Seller or any Seller Subsidiary or any of their respective properties or assets or enable any person to enjoin the Merger or the other transactions contemplated hereby; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Seller or Seller Subsidiary under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or Seller Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

SECTION 3.05    CONSENTS.

        Except for the Regulatory Approvals and compliance with any conditions contained therein, the filing of the Proxy Statement with the SEC contemplated by Section 7.02 hereof and the approval of this Agreement by the requisite vote of the stockholders of Seller, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by Seller, and the completion by Seller of the Merger or (b) the execution and delivery of the Plan of Bank Merger by Seller Bank and the completion by Seller Bank of the Bank Merger. Seller has no reason to believe that (i) any required Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

SECTION 3.06    FAIRNESS OPINION; REQUIRED VOTE.

        Seller has received an opinion from Keefe, Bruyette & Woods to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of Seller pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement and Seller has no reason to believe that such opinion may be amended or rescinded after the date hereof. The affirmative vote of a majority of the issued and outstanding shares of Seller Common Stock is the only vote of Stockholders required to approve this Agreement and the Merger under Seller's certificate of incorporation, bylaws and the DGCL.

SECTION 3.07    FINANCIAL STATEMENTS.

        (a) As of their respective dates, neither Seller's Annual Report on Form 10-K for the fiscal year ended March 31, 2005 nor any other document filed subsequent to March 31, 2005 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form (including exhibits and any documents specifically incorporated by reference therein) filed with the SEC (collectively, the "Seller Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of Seller included in the Seller Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by SEC Form 10-Q). Each of the balance sheets contained or incorporated by reference in Seller's Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders' equity and of cash flows, contained or incorporated by reference in the Seller Reports (including in each case any related notes and schedules), fairly presented the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. No event has occurred that would cause a normal year-end adjustment to the unaudited interim financial statements prepared prior to the date hereof (including such statements as are included in the Seller's Quarterly Reports on Form 10-Q for the periods ended June 30, 2005, September 30, 2005 and December 31, 2005) that would be material in amount or effect and no such adjustment is reasonably likely to occur. Seller has made available to Purchaser a true and complete copy of all Seller Reports filed with the SEC since March 31, 2005.

        (b) Seller and each Seller Subsidiary have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with (i) the OTS, (ii) the FDIC, (iii) any state banking commission, (iv) and other state or federal regulatory authority having jurisdiction over insured depository institutions or their holding companies, (v) the SEC, (vi) the NASDAQ and (vii) any other self regulatory organization, and have paid all fees and assessments due and payable in connection therewith, except to the extent the failure of a report, registration or statement to have been filed in a "timely" fashion has not and will not result in a failure to comply with applicable laws, rules or regulations or materially prejudice the Seller or any Seller Subsidiary with respect to the applicable Governmental Entity.

SECTION 3.08    ABSENCE OF CERTAIN CHANGES OR EVENTS.

        Except as disclosed in the Seller Reports filed since March 31, 2005 and prior to the date of this Agreement and except for the reasonable out-of-pocket fees and disbursements of Seller incurred in connection with the completion of the transactions contemplated hereby, including reasonable attorney's fees of Seller and the fees of Seller's financial advisor, good faith estimates of which have been provided to Purchaser, since March 31, 2005 (i) neither Seller nor any Seller Subsidiary has incurred any liability, except in the ordinary course of its business consistent with past practice, (ii) Seller and each Seller Subsidiary has conducted its respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect.

SECTION 3.09    TAXES.

        (a) (i) Seller, each Seller Subsidiary and the Seller Group has filed or caused to be filed, and with respect to Tax Returns due between the date of this Agreement and the date the Effective Time occurs, will timely file (including any applicable extensions) all Tax Returns required to be filed, (ii) all such Tax Returns are, or in the case of such Tax Returns not yet filed, will be, true, complete and correct in all material respects and such Tax Returns correctly reflected (or in the case of such Tax Returns not yet filed, will correctly reflect) the facts regarding the income, business, assets, operations, activities, status and other matters of Seller, each Seller Subsidiary and the Seller Group and any other information required to be shown thereon, and (iii) all Taxes of Seller, the Seller Subsidiaries and the Seller Group

(whether or not reflected on any such Tax Returns) attributable to a Pre-Effective Time Tax Period have been, or in the case of Taxes the due date for payment of which is between the date of this Agreement and the date the Effective Time occurs, timely paid in full, including, without limitation, all Taxes which Seller, each Seller Subsidiary and the Seller Group is obligated to withhold for amounts paid or owing to employees, independent contractors, stockholders creditors and other third parties other than Taxes that have been reserved or accrued on the balance sheet contained in the most recent Seller Report, which the Seller is contesting in good faith.

        (b) The most recent audited financial statements for Seller reflect an adequate reserve for all Taxes payable by Seller and the Seller Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and, in the case of Taxes owed as of the date hereof, an adequate reserve is (and until the date the Effective Time occurs will continue to be) reflected in the accruals for Taxes payable on the balance sheet contained in the most recent Seller Report, other than accruals established to reflect timing differences and accruals reflected only in the notes thereto.

        (c) There are no liens for Taxes, except for statutory liens not yet due with respect to any of the assets or properties of Seller or any Seller Subsidiary.

        (d) (i) No Tax Return of Seller, any Seller Subsidiary or the Seller Group has within the past six (6) years been examined by the Internal Revenue Service, (ii) except as set forth in the Disclosure Letter, no Tax Return of Seller, any Seller Subsidiary or the Seller Group is under audit or examination by any other Taxing Authority, and (iii) except as set forth in the Disclosure Letter, no notice of such an audit or examination has been received by Seller or any Seller Subsidiary.

        (e) Each deficiency, if any, resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid. No issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The relevant statute of limitations is closed with respect to the Tax Returns of Seller, each Seller Subsidiary and the Seller Group for all years through 2001. Seller has made available to Purchaser documents setting forth the dates of the most recent audits or examinations of the Seller, each Seller Subsidiary and the Seller Group by any Taxing Authority in respect of Taxes for all taxable periods for which the statute of limitations has not yet expired.

        (f) Except as set forth in the Disclosure Letter, none of Seller, any Seller Subsidiary or the Seller Group is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

        (g) Neither Seller nor any Seller Subsidiary will be required to include in a taxable period ending after the date of the Effective Time any taxable income attributable to income that accrued, but was not recognized, in a Pre-Effective Time Tax Period (or the portion of a Straddle Period allocable to the Pre-Effective Time Tax Period) as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

        (h) Except as set forth in the Disclosure Letter, there are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed with respect to Seller or any Seller Subsidiary, and none of Seller, any Seller Subsidiary or the Seller Group has requested any extension of time within which to file any Tax Return, which return has not yet been filed. No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Seller, any Seller Subsidiary or the Seller Group.

        (i) Seller and each of the Seller Subsidiaries have complied in all respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under such laws.

        (j) Neither Seller nor any Seller Subsidiary has been a party to any distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

        (k) Neither Seller nor any Seller Subsidiary is a party to any "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(2).

        (l) None of the Tax Returns filed by Seller, any Seller Subsidiary or the Seller Group contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

        (m) Seller has not been, at any time during the applicable time period set forth in Section 897(c)(1) of the Code, a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

        (n) Seller has made available to Purchaser for inspection (i) complete and correct copies of all material Tax Returns of Seller, each Seller Subsidiary and the Seller Group relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of Seller or any Seller Subsidiary, or, to the extent related to the income, business, assets, operations, activities or status of Seller or any Seller Subsidiary, submitted by, received by or agreed to by or on behalf of any Seller Group, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

        (o) The Disclosure Letter sets forth each state, county, local, municipal or foreign jurisdiction in which Seller or any Seller Subsidiary files, or is or has been required to file, a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any Taxes on a "nexus" basis at any time for a taxable period for which the relevant statutes of limitation have not expired. Neither Seller nor any Seller Subsidiary has received notice of any claim by a Taxing Authority in a jurisdiction where Seller or such Seller Subsidiary does not file Tax Returns that Seller or such Seller Subsidiary is or may be subject to taxation by such jurisdiction.

        (p) Neither Seller nor any Seller Subsidiary has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes, or (ii) made any similar election under any comparable provision of any state, local or foreign Tax law.

        (q) From April 19, 1999 through the Effective Time, Sound REIT, Inc. has been and will continue to be a real estate investment trust within the meaning of Section 856 of the Code.

        (r) From May 12, 1999 through the Effective Time, First Federal REIT, Inc. has been and will continue to be a real estate investment trust within the meaning of Section 856 of the Code.

SECTION 3.10    MATERIAL CONTRACTS; LEASES; DEFAULTS.

        (a) Except as set forth in the Disclosure Letter, neither Seller nor any Seller Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of Seller or any Seller Subsidiary, except for "at will" arrangements;
(ii) any plan or contract providing for bonuses, pensions, options, or other equity deferred compensation, retirement payments, profit sharing, insurance benefits, death benefits, health, medical or disability benefits or similar material arrangements for or with any past or present officers, directors or employees of Seller or any Seller Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Seller or any Seller Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Seller or any Seller Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Seller or any Seller Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, repurchase agreements, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Purchaser or any Purchaser Subsidiary; (vi) any other agreement, written or oral, not terminable on 60 days' notice, that obligates Seller or any Seller Subsidiary for the payment of more than $25,000 annually; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Seller or any Seller Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

        (b) Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Seller nor any Seller Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

        (c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 3.10(a) and (b) have been made available to Purchaser on or before the date hereof, are listed on the Disclosure Letter and are in full force and effect on the date hereof and enforceable against the counterparty to which it relates.

SECTION 3.11    OWNERSHIP OF PROPERTY; INSURANCE COVERAGE.

        (a) Except as set forth in the Disclosure Letter, Seller and each Seller Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Seller or each Seller Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent Seller Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet and except to the extent that the failure to have good title to any personal property would not reasonably be expected to have a Material Adverse Effect), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Seller Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Seller and the Seller Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Seller and the Seller Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them and (iii) encumbrances that do not materially affect the marketability of any title to real property. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all respects in the notes to the Seller Financial Statements. Each real estate lease that will require the consent of the lessor or its agent to consummate the effects intended by the Merger or otherwise as a result of the Merger or the Bank Merger by virtue of the terms of any such lease is listed in the Disclosure Letter identifying the section of the lease that contains such prohibition or restriction.

        (b) With respect to all agreements pursuant to which Seller or any Seller Subsidiary has purchased securities subject to an agreement to resell, if any, Seller or such Seller Subsidiary, as the case may be, has a lien or security interest (which to Seller's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

        (c) Seller and each Seller Subsidiary currently maintain insurance for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Neither Seller nor any Seller Subsidiary has received notice from any insurance carrier that
(i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Seller or any Seller Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Seller and each Seller Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. The Seller Disclosure Letter identifies all policies of insurance maintained by Seller and each Seller Subsidiary as well as the other matters required to be disclosed under this Section.

SECTION 3.12    INTELLECTUAL PROPERTY.

        (a)     The Disclosure Letter sets forth a true and complete list of all
(i) Registered and/or material Intellectual Property owned by Seller and Seller Subsidiaries indicating for each Registered item the registration or application number and the applicable filing jurisdiction (collectively, the "Listed Intellectual Property"). Seller or the relevant Seller Subsidiary exclusively owns (beneficially, and of record where applicable) all Listed Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Listed Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Seller's use thereof or its rights thereto. Seller and the Seller Subsidiaries have sufficient rights to use all Intellectual Property used in its business as currently conducted. To Seller's Knowledge, Seller and the Seller Subsidiaries do not and have not in the past five years infringed or otherwise violated the Intellectual Property rights of any third party. There is no material litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against the Seller or any Seller Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To the Seller's Knowledge, (x) no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists, (y) no Person is violating any Listed Intellectual Property or other Intellectual Property right owned or held exclusively by Seller or any Seller Subsidiary, and (z) the Licensed Intellectual Property is valid, subsisting and enforceable and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Seller's use thereof or its rights thereto. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which the Seller or any Seller Subsidiary is permitted to use any Licensed Intellectual Property and will not create any rights by third parties to use any Intellectual Property owned by the Purchaser (other than any termination, alteration or creation of any rights that results from action of the Purchaser and its Affiliates).

        (b) The Seller and the Seller Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by Seller and the Seller Subsidiaries, and to the Seller's Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. Seller has exercised commercially reasonable efforts to ensure that Seller's and the Seller Subsidiaries' current and prior employees who have access to confidential information have executed valid intellectual property and confidentiality agreements or are obligated, pursuant to Seller policies, to maintain the confidentiality of such information for the benefit of Seller or the relevant Seller Subsidiary on terms and conditions consistent with industry standards. All Intellectual Property developed under contract to Seller or the Seller Subsidiaries has been assigned to Seller or the Seller Subsidiaries.

        (c) To Seller's Knowledge, the IT Assets operate and perform in all respects in accordance with their documentation and functional specifications and otherwise as required by Seller in connection with its business, and have not malfunctioned or failed within the past three years. To Seller's Knowledge, the IT Assets do not contain any "time bombs," "Trojan horses," "back doors," "trap doors," "worms," viruses, bugs, faults or other devices or effects that
(1) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, in either case except as disclosed in its documentation. To Seller's Knowledge, no person has gained unauthorized access to the IT Assets. Seller has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

        (d) To Seller's Knowledge, none of the software owned by it contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property.

SECTION 3.13    LABOR MATTERS.

        Neither Seller nor any Seller Subsidiary is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees and no such agreement or contract is currently being negotiated by Seller or any Seller Subsidiary, nor is Seller or any Seller Subsidiary the subject of any proceeding asserting that it has committed an unfair labor practice or otherwise relating to labor matters involving any current or former employees of Seller or any Seller Subsidiary or seeking to compel it or any Seller Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is any strike, other labor dispute or organizational effort involving Seller or any Seller Subsidiary pending or, to the Knowledge of Seller, threatened. Seller and each Seller Subsidiary is in compliance with applicable laws regarding employment of employees and retention of independent contractors, and are in compliance with applicable employment tax laws.

SECTION 3.14    LEGAL PROCEEDINGS.

        Neither Seller nor any Seller Subsidiary is a party to any, and there are no pending or, to Seller's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature,
(i) against Seller or any Seller Subsidiary, (ii) to which Seller or any Seller Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Seller to perform under this Agreement.

SECTION 3.15    COMPLIANCE WITH APPLICABLE LAW.

        (a) Seller and each Seller Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Sarbanes-Oxley Act of 2002, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices.

        (b) Seller and each Seller Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Seller, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in
Section 7.03.

        (c) From the period beginning January 1, 2003, neither Seller nor any Seller Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Seller or any Seller Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Seller or any Seller Subsidiary, or indicating that Seller or any Seller Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Seller or any Seller Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Seller or any Seller Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Seller nor any Seller Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Seller Bank as to compliance with the CRA is "satisfactory" or better.

SECTION 3.16    EMPLOYEE BENEFIT PLANS.

        (a) The Disclosure Letter includes a descriptive list of all plans, programs, policies, payroll practices, contracts, agreements and other arrangements providing for bonus, incentive compensation, deferred compensation, pension, retirement benefits or payments, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, and other stock and stock related awards, severance, welfare benefits, fringe benefits, employment, severance and change in control benefits or payments and all other types of compensation and types of compensation and compensation and benefit practices, policies and arrangements, in each case, sponsored or contributed to, required to be contributed to or maintained by Seller or any Seller Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Seller or any Seller Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "Compensation and Benefit Plans"). Other than as set forth in the Disclosure Letter, neither Seller nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required by law or regulation to maintain the qualified status thereof. Seller has made available to Purchaser true and correct copies of the Compensation and Benefit Plans and amendments thereto.

        (b) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code is, and since its inception has been, so qualified, and has received a favorable determination letter from the IRS, and Seller is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of Seller threatened, action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither Seller nor any Seller Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Seller or any Seller Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

        (c) The Disclosure Letter sets forth the funding status of each Seller Defined Benefit Plan (as hereinafter defined) at December 31, 2004. No liability, other than PBGC premiums arising in the ordinary course of business, has been or could reasonably be expected by Seller, any Seller Subsidiary or any ERISA Affiliate (as hereinafter defined) to be incurred with respect to any Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA ("Seller Defined Benefit Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Seller or any entity which is considered one employer with Seller under Sections 4001(a)(14) and (b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate") (such plan hereinafter referred to as an "ERISA Affiliate Plan"). No proceeding has been initiated by the PBGC to terminate any Seller Defined Benefit Plan or to appoint a trustee to administer any Seller Defined Benefit Plan. No Seller Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof and each Seller Defined Benefit Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code. The fair market value of the assets of each Seller Defined Benefit Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Seller Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Seller Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Seller Defined Benefit Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) has been required to be filed for any Seller Defined Benefit Plan within the 12-month period ending on the date hereof. Neither Seller nor any of its Subsidiaries has provided, or is required to provide, security to any Seller Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. To the Knowledge of Seller, there is no pending investigation, audit or enforcement action by any Bank Regulator, the IRS, the U.S. Department of Labor or the PBGC with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan.

        (d) The Seller and the ERISA Affiliates have never had an obligation to contribute to a "multi-employer plan" as such term is defined in section 3(37) of ERISA or had any direct or indirect liability or potential liability with respect to such a plan.

        (e) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Seller or any Seller Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Seller's consolidated financial statements to the extent required by GAAP. Seller and the Seller Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

        (f) Except as set forth in the Disclosure Letter, neither Seller nor any Seller Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code and there has been no communication to employees by Seller or any Seller Subsidiary that would reasonably be expected to promise or guarantee such benefits.

        (g) With respect to each Compensation and Benefit Plan, if applicable, Seller has provided or made available to Purchaser copies of the:
(A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; and (F) any Form 5310 or Form 5330 filed with the IRS within the last two years.

        (h) Except as set forth in the Disclosure Letter, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time): (A) entitle any current or former employee, consultant, independent contractor or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, (C) result in any material increase in benefits payable under or the obligation to fund benefits under any Compensation and Benefit Plan or (D) result in the triggering or imposition of any restrictions or limitations on the rights of Seller, any of the Seller Subsidiaries, the Purchaser or any of the Purchaser Subsidiaries to amend or terminate any Compensation and Benefit Plan. Except as set forth in the Disclosure Letter, the consummation of the Merger and/or the Bank Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director, consultant or independent contractor of Seller or any Seller Subsidiary to any actual or deemed payment (or benefit) which could constitute an "excess parachute payment" (as such term is defined in Section 280G of the Code). The Disclosure Letter includes a schedule of all termination benefits and related payments that would be employees who are participants in the Seller Bank Amended and Restated Severance Plan for Key Employees, under the Compensation and Benefit Plans, assuming their employment or service is terminated as of the Closing Date and based on the other assumptions specified in such schedule. Except for such individuals described in the previous sentence and those individuals who have delivered Settlement Agreements pursuant to Section 6.08(e), no other individuals are entitled to any termination benefits or any related payments under any of the Compensation and Benefit Plans (other than a tax qualified Pension Plan).

        (i) Except as set forth in the Disclosure Letter, neither Seller nor any Seller Subsidiary maintains any compensation plans, programs or arrangements under which (i) payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder, or (ii) any payment is reasonably likely to become subject to an excise tax under section 409A or 4999 of the Code.

        (j) Except as set forth in the Disclosure Letter, there are no stock option, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

        (k) Except as set forth in the Disclosure Letter, each BOLI contract of the Seller Bank (i) constitutes a "life insurance contract" as defined in
Section 7702 of the Code, (ii) does not constitute a "modified endowment contract" as defined in Section 7702A of the Code and (iii) has not resulted in the loss or denial of an interest deduction under Section 264(f) of the Code.

        (l) Except as set forth in the Disclosure Letter, each Compensation and Benefit Plan can be amended, terminated or otherwise discontinued without liability to the Seller, any Seller Subsidiary, Purchaser, any Purchaser Subsidiary or any ERISA Affiliate.

SECTION 3.17    BROKERS, FINDERS AND FINANCIAL ADVISORS.

        Neither Seller nor any Seller Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keffe, Bruyette and Woods by Seller and the fee payable pursuant thereto, which Seller has separately disclosed to Purchaser.

SECTION 3.18    ENVIRONMENTAL MATTERS.

        (a) Except as may be set forth in any Phase I Environmental Report identified in the Disclosure Letter (a true copy of which has been provided to Purchaser), with respect to Seller and each Seller Subsidiary:

                (i) Each of Seller and the Seller Subsidiaries, each Participation Facility, and, to Seller's Knowledge, each Loan Property is, and has been, in compliance in all material respects with, and is not liable under, any Environmental Laws;

                (ii) Seller has received no written notice and does not otherwise have Knowledge that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Seller's Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the Seller Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the Seller Subsidiaries or any Participation Facility;

                (iii) Seller has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Seller's

        Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or Seller or any of the Seller Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

                (iv) The properties currently owned or operated by Seller or any Seller Subsidiary and, to the Seller's Knowledge, the Loan Properties (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern;

                (v) There is no suit from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                (vi) Except as set forth in the Disclosure Letter, there are no underground storage tanks on, in or under any properties owned or operated by Seller or any of the Seller Subsidiaries or any Participation Facility, and, to Seller's Knowledge, the Loan Properties; and to Seller's Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by Seller or any Seller Subsidiaries or any Participation Facility or Loan Properties; and

                (vii) To Seller's Knowledge, during the period of (s) Seller's or any of the Seller Subsidiaries' ownership or operation of any of their respective current properties or (t) Seller's or any of the Seller Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To Seller's Knowledge, prior to the period of (x) Seller's or any of the Seller Subsidiaries' ownership or operation of any of their respective current properties or (y) Seller's or any of the Seller Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

                (viii) To Seller's knowledge, there is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 3.18(a)(ii) or
        (iii).

        "Loan Property" means any property in which Seller or any Seller Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        "Participation Facility" means any facility in which Seller or any Seller Subsidiary participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

SECTION 3.19    LOAN PORTFOLIO.

        (a) The allowance for loan losses reflected in the notes to Seller's audited consolidated statement of financial condition at March 31, 2005 was, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements in the Seller Reports for periods ending after March 31, 2005 were, or will be, adequate, as of the dates thereof, under GAAP.

        (b) The Disclosure Letter sets forth a listing, as of the most recently available date, by account, of: (A) each borrower, customer or other party which has notified Seller Bank or any other Seller Subsidiary during the past twelve months of, or has asserted against Seller Bank or any other Seller Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the knowledge of Seller Bank each borrower, customer or other party which has given Seller Bank or any other Seller Subsidiary any oral notification of, or orally asserted to or against Seller Bank or any other Seller Subsidiary, any such claim; and (B) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by Seller Bank or any other Seller Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

        (c) All loans receivable (including discounts) and accrued interest entered on the books of Seller and the Seller Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Seller's or the appropriate Seller Subsidiary's respective business, and each note or other evidences of indebtedness with respect to such loans (including discounts) is a legal, valid and binding obligation of the maker or obligor thereof, enforceable against such maker or obligor in accordance with its terms. To the Knowledge of Seller, the loans, discounts and the accrued interest reflected on the books of Seller and the Seller Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by Seller or the appropriate Seller Subsidiary free and clear of any liens.

        (d) With respect to each loan owned by Seller or any Seller Subsidiary, in whole or in part (each, a "Seller Loan"):

                (i) neither Seller nor any Seller Subsidiary nor any prior holder of a Seller Loan has modified the note or any of the related security documents in any material respect or satisfied (other than the ordinary amortization of principal or prepayment of principal as permitted by the applicable loan documents), canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Seller Loan file;

                (ii) Seller or a Seller Subsidiary is the sole holder of legal and beneficial title to each Seller Loan (or Seller or Seller Subsidiary's applicable participation interest, as applicable);

                (iii) the note and the related security documents, copies of which are included in the Seller Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Seller Loan file;

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

                (iv) there is no pending or, to Seller's Knowledge, threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Seller Loan;

                (v) there is no litigation or proceeding pending or, to Seller's Knowledge, threatened, relating to the property which serves as security for a Seller Loan that would have a material adverse effect upon the related Seller Loan;

                (vi) with respect to a Seller Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable and the interest in such Seller Loan of Seller or a Seller Subsidiary created by such participation would not be a part of the insolvency estate of the Seller Loan originator or other third party upon the insolvency thereof; and

                (vii) each Seller Loan secured by a mortgage on residential property (except for construction loans) was originated by a bank, thrift, other HUD-approved lender, licensed mortgage broker or insurance company.

SECTION 3.20    RELATED PARTY TRANSACTIONS.

        Except as described in Seller's Proxy Statement distributed in connection with the annual meeting of stockholders in 2005 (which has previously been provided to Purchaser), neither Seller nor any Seller Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Seller or any Seller Subsidiary. Except as described in Seller's Proxy Statement, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Seller or any Seller Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to Seller Bank's loan modification policy that is applicable to all Persons. Neither Seller nor any Seller Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Seller is inappropriate.

SECTION 3.21    DEPOSITS.

        None of the deposits of Seller or any Seller Subsidiary is a "brokered" deposit or subject to any encumbrance, legal restraint or other legal process except to the extent any such deposits serve as collateral for any Loan or are subject to legal restraint in the ordinary course of the banking business due to the action of the depositor or a third party.

SECTION 3.22    ANTITAKEOVER PROVISIONS INAPPLICABLE.

        Other than Section 8 of the Federal Stock Charter of Seller Bank (which Seller Bank shall amend prior to the Closing Date to eliminate any restrictions on ownership or voting of Seller Bank Common Stock), the transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL applicable to Seller or any Seller Subsidiary.

SECTION 3.23    REGISTRATION OBLIGATIONS.

        Neither Seller nor any Seller Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

SECTION 3.24    RISK MANAGEMENT INSTRUMENTS.

        Neither Seller nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included in the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives (other than "high risk mortgage derivatives" set forth in the Disclosure Letter)," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in the Disclosure Letter or disclosed in Seller Reports filed on or prior to the date hereof.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

SECTION 4.01    ORGANIZATION.

        (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

        (b) The Bank is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The deposits of the Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

        (c) Merger Sub will, at the Effective Time, be a corporation duly incorporated and validly existing under the laws of the State of Delaware. At the Effective Time, the Bank will have received all requisite approvals of government authorities to own, and the Bank will own, all of the outstanding capital stock of Merger Sub.

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

SECTION 4.02    AUTHORITY; NO VIOLATION.

        (a) Purchaser has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the completion by Purchaser of the transactions contemplated hereby, have been duly and validly approved by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser, and subject to the receipt of the Regulatory Approvals, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

        (b) The execution and delivery of this Agreement by Purchaser, subject to receipt of the Regulatory Approvals and compliance by Seller and Purchaser with any conditions contained therein, the consummation of the transactions contemplated hereby and compliance by Purchaser with any of the terms or provisions hereof will not (i) conflict with or result in a breach or violation of, or default under and provision of the certificate of incorporation or bylaws of Purchaser or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, governmental permit or license or injunction applicable to Purchaser.

        (c) Merger Sub will, at the Effective Time, have full corporate power and authority to execute and deliver the Plan of Interim Merger and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby.

SECTION 4.03    CONSENTS.

        Except for the Regulatory Approvals and compliance with any conditions contained therein, the filing of the Proxy Statement with the SEC contemplated by Section 7.02 hereof and the approval of this Agreement by the requisite vote of the stockholders of Seller, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Purchaser, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by Purchaser and the completion by Purchaser of the Merger or (b) the execution and delivery of the Plan of Interim Merger by the Purchaser and the completion by the Bank of the Bank Merger. Purchaser has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that
(ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

SECTION 4.04    ACCESS TO FUNDS.

        Purchaser has, or on the Closing Date will have, access to all funds necessary to consummate the Merger and pay the aggregate Merger Consideration and shall have entered into the Paying Agent Agreement with Paying Agent.

SECTION 4.05    FINANCIAL STATEMENTS.

        The financial statements of the Purchaser included in the Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by SEC Form 10-K or the Securities Laws).

SECTION 4.06    LEGAL PROCEEDINGS.

        Purchaser is not a party to any action, suit or proceeding that would materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

                                   ARTICLE V.

                           CONDUCT PENDING ACQUISITION

SECTION 5.01    CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME.

        Except as expressly provided in this Agreement or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause each Seller Subsidiary to: (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases and advantageous business relationships and retain the services of its officers and key employees; (iii) take no action which would adversely affect or delay the ability of each of Seller or any Seller Subsidiary to perform its covenants and agreements on a timely basis under this Agreement; (iv) take no action which would adversely affect or delay the ability of parties to obtain any necessary approvals, consents or waivers of any Governmental Authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction; and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on Seller or the Seller Subsidiaries taken as a whole.

SECTION 5.02    FORBEARANCES OF SELLER.

        Without limiting the covenants set forth in Section 5.01 hereof, from the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Seller will not, and it will cause each of the Seller Subsidiaries not to:

        (a) change or waive any provision of its certificate of incorporation, charter or bylaws or any similar governing documents of any Seller Subsidiary except as required by law, except as necessary to eliminate
Section 8A from the Federal Stock Charter of Seller Bank;

        (b) change the number of authorized or issued shares of its capital stock, issue any shares of Seller Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Seller Stock Benefit Plans, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of its capital stock, or purchase or redeem or otherwise acquire any shares of its capital stock, except that (A) Seller may issue shares of Seller Common Stock upon the valid exercise, in accordance with the information set forth in the Disclosure Letter, of presently outstanding Seller Options issued under the Seller Stock Benefit Plans, (B) Seller may continue to pay its regular quarterly cash dividend of $0.075 per share with payment and record dates consistent with past practice, and (C) any Seller Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations);

        (c) except as provided in clause (p) below, enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) involving a payment by Seller or any Seller Subsidiary of $25,000 or more;

        (d) make any commitment relating to an application for the opening or closing of any, or open or close any, branch, automated banking or other office facility;

        (e) enter into any new line of business or introduce any new products;

        (f) grant or agree to pay any bonus, severance or termination payment (including, but not limited to discretionary severance pay) to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required by applicable law or pursuant to binding, written commitments existing on the date hereof and set forth in the Disclosure Letter,
(ii) the payment of bonuses for the year ending March 31, 2006, to the extent such bonuses have been accrued in accordance with GAAP through March 31, 2006 and provided that such bonuses are consistent, as to amount and persons covered, with past practice, and (iii) Seller Bank may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. In addition, Seller may agree to pay employees of Seller or Seller Bank, who are identified by Seller and agreed to by Purchaser, a retention bonus in an individual amount, and in an aggregate amount as to all retention bonuses, to be agreed to by Purchaser;

        (g) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

        (h) merge or consolidate Seller or any Seller Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Seller or any Seller Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Seller, or any Seller Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Seller Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

        (i) sell or otherwise dispose of the capital stock of Seller or sell or otherwise dispose of any asset of Seller or of any Seller Subsidiary other than in the ordinary course of business consistent with past practice;

        (j) incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money) or subject any asset of Seller or of any Seller Subsidiary to any lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers), except as set forth in the Disclosure Letter or in the ordinary course of business consistent with past practice;

        (k) take any action which would result in any of the representations and warranties of Seller set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VIII hereof not being satisfied, except in each case as may be required by applicable law;

        (l) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Seller or Seller Bank;

        (m) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which Seller or any Seller Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

        (n) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years, that are purchased in the ordinary course of business consistent with past practice, in either case, with a purchase price no greater than 101.5% of par value;

        (o) other than investments for Seller's portfolio made in accordance with Section 5.02(m), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than the purchase of FHLB common stock necessary to maintain Seller's membership status with the FHLB of New York and other than pursuant to existing commitments set forth in the Disclosure Letter;

        (p) except pursuant to commitments existing at the date hereof which are set forth in the Disclosure Letter, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices set forth in the Sound Federal Savings Loan Department Procedures Manual, last revised on January 20, 2005, and attached to the Disclosure Letter (the "Lending Policy") and in amounts not to exceed the limits set forth in such Lending Policy;

        (q) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to Seller's existing Insider Loan Policy;

        (r) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

        (s) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

        (t) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator or changes in GAAP, as advised by Seller's independent public accountants;

        (u) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Seller Compensation and Benefit Plan;

        (v) make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth in the Disclosure Letter and other than expenditures necessary to maintain existing assets in good repair;

        (w) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

        (x) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless the Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

        (y) undertake or, enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Seller or any Seller Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

        (z) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding; other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate;

        (aa) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect (which includes sales of residential loans and mortgages, mortgage related and other securities as part of balance sheet management), sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of Seller or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force at the date of this Agreement and which are set forth in the Disclosure Letter; provided, however, that no sales may be made with recourse;

        (bb) purchase or sell servicing rights (other than loan sales with servicing released) with respect to loans the principal balance of which, either individually or in the aggregate, exceeds $1,000,000;

        (cc) fail to maintain all its properties in repair, order and condition no worse than on the date of this Agreement other than as a result of ordinary wear and tear;

        (dd) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the Board of Directors of Seller prior to the date of this Agreement and disclosed in writing to Purchaser;

        (ee) elect to the Board of Directors of Seller or Seller Bank any person who is not a member of the Board of Directors of Seller or Seller Bank as of the date of this Agreement;

        (ff) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes or otherwise, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except as required by law, rule, regulation or GAAP; or

        (gg)    agree to do any of the foregoing.

SECTION 5.03    MAINTENANCE OF INSURANCE.

        Seller shall maintain, and cause the Seller Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties, and the nature of its business.

SECTION 5.04    ALL REASONABLE EFFORTS.

        Subject to the terms and conditions herein provided, Seller agrees to use, and agrees to cause each Seller Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                                  ARTICLE VI.

                                    COVENANTS

SECTION 6.01    CURRENT INFORMATION.

        (a) During the period from the date of this Agreement to the Effective Time, Seller will cause one or more of its representatives to confer with representatives of Purchaser and report the general status of its ongoing operations at such times as Purchaser may reasonably request. Seller will promptly notify Purchaser of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the known threat of material litigation involving Seller or any Seller Subsidiary.

        (b) Seller Bank and the Bank shall meet on a regular basis to discuss and plan for the conversion of Seller Bank's data processing and related electronic informational systems to those used by the Bank which planning shall include, but not be limited to, discussion of the possible termination by Seller Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Seller Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that, unless Seller Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Seller Bank takes, at the request of the Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Purchaser shall indemnify Seller Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Seller. Seller shall reasonably cooperate with Purchaser to effect any conversion of the operating systems of Seller and the Seller Subsidiaries to those of Purchaser or its Affiliates on the Closing Date or as soon thereafter as is reasonably practicable. In connection therewith, Seller shall, from and after the date hereof through the Closing, reasonably assist Purchaser in making and sending notices, information and materials to the customers and service providers of Seller and the Seller Subsidiaries.

        (c) Seller shall provide Purchaser, within 10 business days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) impaired loans). On a monthly basis, Seller shall provide Purchaser with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

        (d) Seller shall promptly inform Purchaser upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Seller or any Seller Subsidiary under any labor or employment law.

SECTION 6.02    ACCESS TO PROPERTIES AND RECORDS.

        Seller shall permit Purchaser reasonable access upon reasonable notice to its properties and those of the Seller Subsidiaries, and shall disclose and make available to Purchaser during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Seller reasonably determines should be treated as confidential) and stockholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Purchaser may have a reasonable interest; PROVIDED, HOWEVER, that Seller shall not be required to take any action that would provide access to or disclose information where such access or disclosure, in Seller's reasonable judgment, would interfere with the normal conduct of Seller's business or would violate or prejudice the rights or business interests or confidences of any customer or other person, or would result in the waiver by it of the privilege protecting communications between it and any of its counsel, or would be contrary to any law or regulation applicable to Seller Bank. Seller shall provide and shall request its auditors to provide Purchaser with such historical financial information regarding it (and related audit reports, consents and work papers) as Purchaser may reasonably request. Purchaser shall use commercially reasonable efforts to minimize any interference with Seller's regular business operations during any such access to Seller's property, books and records. Seller and each Seller Subsidiary shall permit Purchaser, at Purchaser's expense, to cause a "phase I environmental audit" and a "phase II environmental audit" to be performed at any physical location owned or occupied by Seller or any Seller Subsidiary.

SECTION 6.03    FINANCIAL AND OTHER STATEMENTS.

        (a) Promptly upon receipt thereof, Seller will furnish to Purchaser copies of each annual, interim or special audit of the books of Seller and the Seller Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Seller by such accountants in connection with each annual, interim or special audit of the books of Seller and the Seller Subsidiaries made by such accountants.

        (b) As soon as reasonably available, but in no event later than two business days after such documents are filed with the SEC, Seller will deliver to Purchaser the Seller Reports filed by it with the SEC. Within 10 business days after the end of each month Seller will deliver to Purchaser a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

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

        (c) Seller will advise Purchaser promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Seller or any of the Seller Subsidiaries.

        (d) With reasonable promptness Seller will furnish to Purchaser such additional financial data that Seller possesses and as Purchaser may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

SECTION 6.04    DISCLOSURE LETTER SUPPLEMENTS.

        From time to time prior to the Effective Time, Seller will promptly supplement or amend the Disclosure Letter delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letter or which is necessary to correct any information in such Disclosure Letter which has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII or shall relieve Seller of any liability hereunder.

SECTION 6.05    CONSENTS AND APPROVALS OF THIRD PARTIES.

        In addition to the Obligations of Article VI hereunder, Seller shall use all commercially reasonable efforts, and shall cause each Seller Subsidiary, to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

SECTION 6.06    FAILURE TO FULFILL CONDITIONS.

        In the event that Seller determines that a condition to its obligation to complete the Merger or Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Purchaser.

SECTION 6.07    NO SOLICITATION.

        (a) Seller shall not, nor shall it authorize or permit any Seller Subsidiary or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "Representatives") retained by it or any Seller Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Acquisition Proposal. Seller shall, and shall cause each Seller Subsidiary and any Representative engaged thereby, to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Acquisition Proposal that the Board of Directors of Seller in good faith reasonably determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such Acquisition Proposal and
(ii) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 6.07(a), Seller may, subject to compliance with Section 6.07(c), (x) furnish information with respect to Seller and each Seller Subsidiary to the person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to Purchaser or is provided to Purchaser prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

        (b) Neither the Board of Directors of Seller nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Purchaser), or publicly propose to withdraw (or modify in a manner adverse to Seller), the adoption or recommendation by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) adopt or recommend, or propose publicly to adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a "Seller Adverse Recommendation Change") or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Seller or any Seller Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.07(a)) (an "Acquisition Agreement"). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of Seller may in response to an Acquisition Proposal that the Board of Directors of Seller in good faith reasonably determines (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 6.07, (1) make a Seller Adverse Recommendation Change or (2) cause Seller to terminate this Agreement and concurrently with or after such termination enter into an Acquisition Agreement as provided by and with the effect set forth in Article X; provided, however, that Seller shall not be entitled to exercise its right to make a Seller Adverse Recommendation Change or terminate this Agreement pursuant to this clause until after the fifth business day following Purchaser's receipt of written notice (a "Notice of Superior Proposal") from Seller advising Purchaser that the Board of Directors of Seller intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors. In determining whether to make a Seller Adverse Recommendation Change or to cause Seller to so terminate this Agreement, the Board of Directors of Seller shall take into account any changes to the financial terms of this Agreement proposed by Purchaser in response to a Notice of Superior Proposal or otherwise.

        (c) In addition to the obligations of Seller forth in Sections 6.07(a) and 6.07(b), Seller shall promptly advise Purchaser orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal. Seller shall (i) keep Purchaser fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal, (ii) provide to Purchaser as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Seller or any Seller Subsidiary from any person that describes any of the terms or conditions of any Acquisition Proposal (including any draft acquisition agreement) and
(iii) keep Purchaser fully informed in all material respects of the status and details of any determination by Seller's Board of Directors with respect to any such Acquisition Proposal.

        (d) Nothing contained in this Section 6.07 shall prohibit Seller from complying with its disclosure obligations under federal securities laws or state law; provided, however, that in no event shall the Seller or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.07(b) (it being understood that any accurate disclosure of factual information to the stockholders of Seller that is required to be made to such stockholders under applicable federal securities Laws shall not be considered a modification prohibited by clause (i)(A) of Section 6.07(b)).

SECTION 6.08    EMPLOYEE BENEFITS

        (a) Purchaser intends to approach suitably qualified employees of Seller whose positions do not continue after the Effective Time to fill vacancies within the Purchaser wherever possible. Purchaser will review all Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by Seller or Seller Bank are changed or terminated by Purchaser, in whole or in part, Purchaser shall provide Continuing Employees (as defined below in Section 6.08(c)) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated Purchaser employees (as of the date any such compensation or benefit is provided). All Continuing Employees who become participants in a compensation or benefit plan sponsored, maintained or contributed to by Purchaser or any Purchaser Subsidiary shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Seller or Seller Bank or any predecessor thereto prior to the Effective Time; provided, however, that such service shall not be recognized for any purpose under Purchaser's tax qualified defined benefit plan or retiree insurance plan.

        (b) The Seller ESOP shall be terminated as of, or prior to, the Effective Time. All shares held by the Seller ESOP shall be converted into the right to receive the Merger Consideration, all outstanding Seller ESOP indebtedness shall be repaid as soon as practicable following the Effective Time, and the balance of the shares and any other assets remaining in the loan suspense account shall be allocated and distributed to Seller ESOP participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the Seller ESOP and unless otherwise required by applicable law. Prior to the Effective Time, Seller, and following the Effective Time, Purchaser, shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). Prior to the Effective Time, Seller, and following the Effective Time, Purchaser, will adopt such amendments to the Seller ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither Seller, prior to the Effective Time, nor Purchaser, following the Effective Time, shall make any distribution from the Seller ESOP except as may be required by applicable law until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section and the terms of the Seller ESOP, the terms of the Seller ESOP shall control; however, in the event of any such conflict, Seller before the Effective Time, and Purchaser, after the Effective Time, shall use their best efforts to cause the Seller ESOP to be amended to conform to the requirements of this Section.

        (c) In the event of any termination of any Seller or Seller Bank health plan or consolidation of any such plan with any Purchaser or Bank health plan, Purchaser shall make available to employees of Seller or Seller Bank who continue employment with Purchaser or a Purchaser Subsidiary ("Continuing Employees") and their dependents, employer-provided health coverage on the same basis as it provides such coverage to Purchaser employees. Unless a Continuing Employee affirmatively terminates coverage under a Seller or Seller Bank health plan prior to the time that such Continuing Employee becomes eligible to participate in the Purchaser or Bank health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Seller or Seller Bank health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Purchaser or Bank and their dependents. In the event of a termination or consolidation of any Seller or Seller Bank health plan, terminated Seller or

Seller Bank employees and qualified beneficiaries will have the right to continued coverage under group health plans of Purchaser or Bank in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any Seller or Seller Bank health plan, or consolidation of any Seller or Seller Bank health plan with any Purchaser or Bank health plan, individuals covered by the Seller or Seller Bank health plan shall be entitled to immediate coverage under the Purchaser or Bank health plan in accordance with HIPAA and the regulations issued thereunder, including limitations on pre-existing condition exclusions, nondiscrimination and special enrollment rights. All Seller or Seller Bank employees who cease participating in a Seller or Seller Bank health plan and become participants in a comparable Purchaser or Bank health plan shall receive credit for any co-payment and deductibles paid under Seller's or Seller Bank's health plan, to the extent such credit would be provided under Seller's or Seller Bank's health plan, for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Purchaser or Bank health plan, upon substantiation, in a form satisfactory to Purchaser or Bank that such co-payment and/or deductible has been satisfied.

        (d) Prior to the Effective Time, Seller shall take or cause to be taken all requisite action to (i) freeze, as of the Effective Time, future benefit accruals under Seller's defined benefit plans (whether or not tax-qualified) and (ii) if requested by Purchaser, to amend any or all of Seller's Compensation and Benefit Plans to prohibit the enrollment of new participants after the Effective Time.

        (e) Purchaser shall assume and honor Seller and Seller Bank's obligations under the Compensation and Benefit Plans; provided, however, concurrently with the execution and delivery of this Agreement, Richard P. McStravick, Anthony J. Fabiano and each of the members of the Board of Directors of Seller will execute and deliver to the Purchaser an agreement in the form attached hereto as Exhibit D (a "Settlement Agreement") setting forth the manner in which his or her rights under the Compensation and Benefit Plans will be settled by the Seller or the Purchaser or assumed and honored by the Purchaser, as applicable.

        (f) Immediately prior to the Effective Time, Seller and/or the Seller Subsidiaries shall terminate each of the Seller Bank Amended and Restated Director Deferred Fee Plan, the Seller Bank 2005 Director Deferred Fee Plan and the Seller Bank Amended and Restated Director Retirement Plan, and shall pay the amounts due thereunder in a lump sum to the participants therein, on or prior to the Effective Time in accordance with Code Section 409A. Each person receiving a payment thereunder shall concurrently execute and deliver an acknowledgment acknowledging the payment of the amounts due and releasing Purchaser, Seller and Seller Bank from any further obligations thereunder.

        (g) Immediately prior to the Effective Time, a lump sum payment of the present value due to each executive in connection with a change in control under the Seller Bank Amended and Restated Non-Qualified Supplemental Executive Retirement Agreement shall be made to each executive who is a party to the Seller Bank Amended and Restated Non-Qualified Supplemental Executive Retirement Agreement. Each executive receiving a payment thereunder shall concurrently execute and deliver an acknowledgment acknowledging the payment of the amounts due and releasing Purchaser, Seller and Seller Bank from any further obligations thereunder. Following the distribution of all amounts due thereunder, but in any event, prior to the Effective Time, the Amended and Restated Non-Qualified Supplement Executive Agreements shall be terminated. The Supplemental Retirement Agreement for William J. LaCalamito shall not terminate at the Effective Time but benefits due thereunder shall be paid in accordance with the agreement.

        (h) After the execution of this Agreement, neither Seller nor Seller Bank shall reassign any person who is a "key employee" (within the meaning of the Amended and Restated Severance Plan for Key Employees) to a principal place of employment that is 30 or more miles from Purchaser's executive offices at West 80 Century Road, Paramus, New Jersey. Purchaser will offer a service-based severance pay plan and an outplacement assistance program for employees of Seller or Seller Bank who are discharged without cause within one year after the Effective Time and who are not otherwise eligible for termination benefits under an employment agreement or the Amended and Restated Severance Plan for Key Employees. Prior to the execution and delivery of this Agreement, the Seller or Seller Bank shall cause the Committee (as such term is defined in the Seller Bank Amended and Restated Severance Plan for Key Employees) to appoint the individuals designated by Purchaser or Bank as the successors to the members of such Committee.

        (i) Prior to the execution and delivery of this Agreement, Seller and Seller Bank shall amend the Sound Federal Savings Amended and Restated Supplemental Executive Retirement Agreement, the Sound Federal Savings Amended and Restated Director Retirement Plan and the Sound Federal Savings Amended and Restated Director Deferred Fee Plan to eliminate therefrom any restriction (other than any restriction specifically required to be set forth therein to avoid the imposition of an excise tax under section 409A of the Code) on the right of Purchaser to terminate or cause to terminate any of them, to the extent not terminated prior to the Effective Time. A certified copy of resolutions adopted by the Board of Directors of Seller or Seller Bank, as applicable, effecting such amendments shall be included in Section 6.08(i) of the Disclosure Letter.

SECTION 6.09    ADVISORY BOARD.

        Effective as of the Closing Date, Purchaser shall establish an Advisory Board (the "Advisory Board"). Each person who serves on the Board of Directors of Seller or Seller Bank both on the date of this Agreement and immediately prior to the Effective Time, shall be appointed to the Advisory Board effective immediately following the Effective Time. The Advisory Board shall meet quarterly, and shall be continued for a period of three years. Each advisory board member shall receive an annual retainer of $20,000 payable at the first quarterly meeting of each year.

SECTION 6.10    DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE.

        (a) Purchaser shall maintain, or shall cause the Bank to maintain, in effect for six years following the Effective Time, the current directors' and officers' liability insurance policies maintained by Seller and Seller Bank (provided, that Purchaser may, at its option, substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Purchaser be required to expend annually pursuant to this Section 6.10(a) more than 175% of the annual cost currently expended by Seller and Seller Bank with respect to such insurance (the "Maximum Amount"); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceed the Maximum Amount, Purchaser shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, Seller agrees in order for Purchaser to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

        (b) In addition to Section 6.10(a), for a period of six years after the Effective Time, Purchaser shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Seller or an Seller Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Seller or a Seller Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under Delaware law (to the extent not prohibited by federal law), Purchaser's Certificate of Incorporation and Bylaws, and under Seller's Certificate of Incorporation and Bylaws. Purchaser shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Delaware law (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 6.10(b) upon learning of any Claim, shall notify Purchaser (but the failure so to notify Purchaser shall not relieve it from any liability which it may have under this Section 6.10(b), except to the extent such failure materially prejudices Purchaser) and shall deliver to Purchaser the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) Purchaser shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Purchaser shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Purchaser elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Purchaser and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Purchaser shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Purchaser shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) Purchaser shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Seller or any Seller Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Seller or any Seller Subsidiary. Such determination shall be made in accordance with the DGCL.

        (c) In the event that either Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger, or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in this Section 6.10.

        (d) The obligations of Purchaser provided under this Section 6.10 are intended to be enforceable against Purchaser directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Purchaser. Purchaser shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 6.10 to the fullest extent permitted under applicable law.

SECTION 6.11    CERTAIN POLICIES OF SELLER.

        At the written request of Purchaser, each of Seller or any Seller Subsidiary shall modify and change its loan, litigation, real estate valuation policies and practices (including loan classifications and levels of reserves), investment and asset/liability management policies and practices and operating and internal control procedures after the date on which all required regulatory and shareholder approvals are received and immediately prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Purchaser or the Bank; provided, that such policies and procedures are consistent with GAAP and all applicable laws and regulations. Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this
Section 6.11.

SECTION 6.12    ANTITAKEOVER PROVISIONS.

        Seller shall take all steps (i) to exempt or continue to exempt Purchaser and Merger Sub, this Agreement, the Merger and the Bank Merger from any provisions of an anti-takeover nature in the Seller Certificate of Incorporation or Bylaws (or equivalent documents), and the provisions of any federal or state anti-takeover laws, and (ii) upon the request of Purchaser, to assist in any challenge by Purchaser or Merger Sub to the applicability to this Agreement, the Merger and the Bank Merger of any federal or state anti-takeover law.

SECTION 6.13    VOTING AGREEMENTS.

        Each director and executive officer of Seller and Seller Bank shall execute a voting agreement substantially in the form attached as Exhibit A as of the date hereof.

                                  ARTICLE VII.

                          REGULATORY AND OTHER MATTERS

SECTION 7.01    MEETING OF STOCKHOLDERS.

        Seller shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of considering and voting on approval of this Agreement and the Merger, and for such other, purposes as may be, in Seller's reasonable judgment, necessary or desirable (the "Seller Stockholders Meeting"). In connection with the solicitation of proxies with respect to the Seller Stockholders Meeting, the Board of Directors of Seller shall recommend approval of this Agreement to the Seller stockholders (subject to Section 6.07) and cooperate and consult with Purchaser with respect to each of the foregoing matters. Seller shall use its best efforts to solicit approval of the Merger. Without limiting the generality of the foregoing, Seller shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

SECTION 7.02    PROXY STATEMENT.

        As soon as practicable after the date hereof, Seller shall prepare a Proxy Statement, which shall be reasonably acceptable to counsel to Purchaser, for the purpose of taking stockholder action on the Merger and this Agreement and file the Proxy Statement with the SEC not later than 45 days from the date hereof and respond to comments of the staff of the SEC and promptly mail the Proxy Statement to the holders of record (as of the applicable record date) of shares of voting stock of Seller. Seller represents and covenants that the Proxy Statement and any amendment or supplement thereto, with respect to the information pertaining to it or its Subsidiaries at the date of mailing to its stockholders and the date of the Stockholder Meetings to be held in connection with the Merger, will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except as to information regarding Purchaser as to which no representation or covenant is being made). Purchaser represents and covenants that information regarding Purchaser, that Purchaser provides to Seller for inclusion in the Proxy Statement, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the date of mailing of the Proxy Statement to stockholders of Purchaser.

SECTION 7.03    REGULATORY APPROVALS.

        Each of Seller and Purchaser will cooperate with the other and use all reasonable efforts to promptly prepare and file all necessary documentation to obtain the Regulatory Approvals. Seller and Purchaser will furnish each other and each other's counsel with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Seller or Purchaser to any Bank Regulator or governmental body in connection with the Merger and the other transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above. Seller shall have the right to review and approve in advance all characterizations of the information relating to Seller and any of the Seller Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Seller and Purchaser shall each furnish to the other a copy of each publicly available portion of such filing made in connection with the transactions contemplated by this Agreement with any governmental body promptly after its filing.

                                 ARTICLE VIII.

                               CLOSING CONDITIONS

SECTION 8.01    CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT.

        The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

        (a) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Seller in accordance with applicable law and regulations.

        (b) INJUNCTIONS. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

        (c) REGULATORY APPROVALS. All required Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired; and no such Regulatory Approval shall include any condition or requirement, that would, in the judgment of the Board of Directors of Purchaser, have a Material Adverse Effect on (x) Seller and the Seller Subsidiaries taken as a whole or (y) Purchaser and the Purchaser Subsidiaries taken as a whole.

SECTION 8.02    CONDITIONS TO THE OBLIGATIONS OF PURCHASER UNDER THIS AGREEMENT.

        The obligations of Purchaser under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 8.02 at or prior to the Closing Date:

        (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and each representation or warranty that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), and Seller shall have delivered to Purchaser a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Seller as of the Effective Time.

        (b) AGREEMENTS AND COVENANTS. Seller shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Purchaser shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and Chief Financial Officer of Seller to such effect dated as of the Effective Time.

        (c) GOOD STANDING. Purchaser shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing
Date) from appropriate authorities as to the good standing or corporate existence, as applicable, of Seller and each Seller Subsidiary.

        (d) THIRD PARTY CONSENTS. Seller shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 7.03) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Seller or any Seller Subsidiary is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Seller (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby.

        (e) LEGAL OPINION. Seller shall have caused to be delivered to Purchaser an opinion, dated the Closing Date, from the law firm of Luse Gorman Pomerenk & Schick, P.C., counsel to Seller, concerning the following matters:

                (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller Bank is a federally chartered stock savings and loan association duly organized and in existence under the laws of the United States of America;

                (ii) Seller and Seller Bank have the power and authority to carry on the business as described in the Proxy Statement and to consummate the transactions contemplated by this Agreement;

                (iii) this Agreement has been duly authorized and approved by Seller and this Agreement and the transactions contemplated hereby have been approved by the requisite vote of Seller's stockholders and duly authorized, executed and delivered by Seller;

                (iv) all corporate acts, other proceedings required to be taken by or on the part of Seller, including the adoption of this Agreement by the stockholders of Seller, and the necessary approvals, consents, authorizations or notifications required to be taken to consummate the transactions contemplated by this Agreement, have been properly taken or obtained; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, with or without the giving of notice or the lapse of time, or both, will
        (i) violate any provision of the certificate of incorporation, charter or bylaws of Seller or Seller Bank, as the case may be; or (ii) violate, conflict with, result in the material breach or termination of, constitute a material default under, or accelerate the performance required by any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller or Seller Bank are a party or by which it or any of their properties or assets may be bound and of which such counsel is aware, or violate any statute, rule or regulation applicable to Seller or Seller Bank, which would have a Material Adverse Effect on the financial condition, assets, liabilities, or business of Seller or Seller Bank; no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, other than as specifically contemplated by this Agreement is required for the consummation by Seller or Seller Bank of the transactions contemplated by this Agreement;

        (f) OTHER DOCUMENTS. Seller will furnish Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.02 or as are customary for transaction of the type provided for herein as Purchaser may reasonably request.

SECTION 8.03    CONDITIONS TO THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT.

        The obligations of Seller under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 8.03 at or prior to the Closing Date:

        (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and each representation or warranty that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), and Purchaser shall have delivered to Seller a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Purchaser as of the Effective Time.

        (b) AGREEMENTS AND COVENANTS. Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Seller shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and Chief Financial Officer of Purchaser to such effect dated as of the Effective Time.

        (c) PAYMENT OF MERGER CONSIDERATION. Purchaser shall have delivered the Merger Consideration to the Paying Agent on or before the Closing Date and the Paying Agent shall provide Seller with a certificate evidencing such delivery.

        (d) GOOD STANDING. Seller shall have received a certificate (such certificate to be dated as of a day as close as practicable to the Closing Date) from the appropriate authority as to the good standing or corporate existence, as applicable of each of Purchaser and Merger Sub.

        (e) OTHER DOCUMENTS. Purchaser will furnish Seller with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.03 or as are customary for transaction of the type provided for herein as Seller may reasonably request.

                                  ARTICLE IX.

                                   THE CLOSING

SECTION 9.01    TIME AND PLACE.

        Subject to the provisions of Articles VIII and X hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Thacher Proffitt & Wood LLP, Two World Financial Center, New York, New York 10281, at 10:00 a.m., or at such other place or time upon which Purchaser and Seller mutually agree. A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place at the offices of Thacher Proffitt & Wood LLP, Two World Financial Center, New York, New York 10281, at 10:00 a.m. on the day prior to the Closing Date.

SECTION 9.02    DELIVERIES AT THE PRE-CLOSING AND THE CLOSING.

        At the Pre-Closing there shall be delivered to Purchaser and Seller the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, Purchaser shall deliver the Merger Consideration as set forth under Section 8.03(c) hereof.

                                   ARTICLE X.

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01   TERMINATION.

        This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Seller:

        (a) At any time by the mutual written agreement of Purchaser and Seller;

        (b) By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement (subject to the standard set forth in Section 8.02(a) or 8.03(a), as applicable) on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

        (c) By either party (provided, that the terminating party is not then in breach of any representation or warranty or breach of any covenant or other agreement contained herein) if there shall have been a failure to perform or comply in any material respect with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

        (d) At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Purchaser and Seller; PROVIDED, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party's willful breach of any representation or warranty or material breach of any covenant or other agreement contained in this Agreement;

        (e) By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby,
(ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or Bank Merger and such order, decree, ruling or other action shall have become final and unappealable;

        (f) By either party, if Stockholder Approval shall have not been obtained at the Seller Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

        (g) By Seller in accordance with the terms and subject to the conditions of Section 6.07(b); or

        (h) By Purchaser if prior to obtaining Stockholder Approval (i) a Seller Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of Seller fails to publicly reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten business days of receipt of a written request by Purchaser to provide such reaffirmation following an Acquisition Proposal.

SECTION 10.02   EFFECT OF TERMINATION.

        (a) In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.02, 11.01, 11.06, 11.09, 11.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

        (b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

                (i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                (ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall be liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

                (iii) As a condition of Purchaser's willingness, and in order to induce Purchaser to enter into this Agreement, and to reimburse Purchaser for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Seller hereby agrees to pay Purchaser, and Purchaser shall be entitled to payment of, a fee of $13,265,000 (the "Seller Fee"), within three business days after written demand for payment is made by Purchaser, following the occurrence of any of the events set forth below:

                        (A) This Agreement is terminated pursuant to Sections 10.01(g) or 10.01(h); or

                        (B) The entering into a definitive agreement by Seller relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Seller within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Purchaser pursuant to Section 10.01(b) or 10.01(c) because of a willful breach by Seller or any Seller Subsidiary; or (ii) the failure of the stockholders of Seller to approve this Agreement after the occurrence of an Acquisition Proposal.

                (iv) If demand for payment of the Seller Fee is made pursuant to Section 10.02(b)(iii) and payment is timely made, then Purchaser will not have any other rights or claims against Seller or the Seller Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Seller Fee under
        Section 10.02(b)(iii) will constitute the sole and exclusive remedy of Purchaser against Seller and the Seller Subsidiaries and their respective officers and directors.

SECTION 10.03   AMENDMENT, EXTENSION AND WAIVER.

        Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Seller), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Seller's stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

                                  ARTICLE XI.

                                  MISCELLANEOUS

SECTION 11.01   CONFIDENTIALITY.

        Except as specifically set forth herein, Purchaser and Seller mutually agree to be bound by the terms of the confidentiality agreements dated November 28, 2005 (the "Confidentiality Agreements") previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement. Seller acknowledges that Purchaser is a third party beneficiary of any and all confidentiality agreements entered into by Seller in the past six (6) months similar to the confidentiality agreement between the parties hereto.

SECTION 11.02   PUBLIC ANNOUNCEMENTS.

        Seller and Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Seller nor Purchaser shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

SECTION 11.03   SURVIVAL.

        All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

SECTION 11.04   NOTICES.

        All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

        If to Seller, to:                 Richard P. McStravick
                                          President and Chief Executive Officer
                                          Sound Federal Bancorp, Inc.
                                          1311 Mamaroneck Avenue
                                          White Plains, NY  10605
                                          Fax: (914) 761-1850

        With required copies to:          Eric Luse, Esq.
                                          and Alan Schick, Esq.
                                          Luse Gorman Pomerenck & Schick, P.C.
                                          5335 Wisconsin Avenue, NW, Suite 400
                                          Washington, DC  20015
                                          Fax: (202) 362-2902

        If to Purchaser, to:              Ronald E. Hermance, Jr.
                                          Chairman, President and
                                          Chief Executive Officer
                                          Hudson City Bancorp, Inc.
                                          West 80 Century Road
                                          Paramus, New Jersey  07652
                                          Fax:  (201) 261-1995

        With required copies to:          Omer S. J. Williams, Esq.
                                          and Robert C. Azarow, Esq.
                                          Thacher Proffitt & Wood LLP
                                          Two World Financial Center
                                          New York, New York 10281
                                          Fax: (212) 912-7751
or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.

SECTION 11.05   PARTIES IN INTEREST.

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as specifically provided in this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 11.06   COMPLETE AGREEMENT.

        This Agreement, including the Exhibits hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, together with the Confidentiality Agreements referred to in Section 11.01, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other, than the Confidentiality Agreements referred to in Section 11.01 hereof) between the parties, both written and oral, with respect to its subject matter.

SECTION 11.07   COUNTERPARTS.

        This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

SECTION 11.08   SEVERABILITY.

        In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

SECTION 11.09   GOVERNING LAW.

        This Agreement shall be governed by the laws of the State of New York, without giving effect to its principles of conflicts of laws, other than Section 5-1401 of the New York General Obligations Law.

SECTION 11.10   INTERPRETATION.

        When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.01(a)" would be part of "Section 5.01" and references to "Section 5.01" would also refer to material contained in the subsection described as "Section 5.01(a)"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

SECTION 11.11   SPECIFIC PERFORMANCE.

        The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.


                                          HUDSON CITY BANCORP, INC.



                                          By:   /s/ Ronald E. Hermance, Jr.
                                             -----------------------------------
                                             Ronald E. Hermance, Jr.
                                             Chairman, President and Chief
                                             Executive Officer


                                          SOUND FEDERAL BANCORP, INC.



                                          By:  /s/ Richard P. McStravick
                                             -----------------------------------
                                             Richard P. McStravick
                                             President and Chief Executive
                                             Officer

              APPENDIX B--OPINION OF KEEFE, BRUYETTE & WOODS, INC.

February 8, 2006

Board of Directors
Sound Federal Bancorp, Inc.
1311 Mamaroneck Avenue
White Plains, NY 10605

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Sound Federal Bancorp, Inc., ("SFFS"), of the consideration to be paid to SFFS shareholders in the merger (the "Merger") between SFFS and Hudson City Bancorp, Inc., a Delaware corporation ("HCBK"). We have not been requested to opine as to, and our opinion does not in any manner address, SFFS's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated February 8, 2006, by and among SFFS and HCBK (the "Agreement"), at the effective time of the Merger, HCBK will acquire all of SFFS's issued and outstanding shares of common stock. SFFS shareholders will receive $20.75 per share ("Consideration") in cash.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by SFFS, including (i) the Agreement (ii) Annual Reports for the years ended March 31, 2005, 2004 and 2003 (iii) unaudited financial statements for the quarters ended June 30, 2005, September 30, 2005 and December 31, 2005, and (iv) other information we deemed relevant. We also discussed with senior management and directors of SFFS, the current position and prospective outlook for SFFS. We reviewed financial and stock market data of other thrifts and the financial and structural terms of several other recent transactions involving mergers and acquisitions of thrifts or proposed changes of control of comparably situated companies.

Board of Directors
Sound Federal Bancorp, Inc.
February 8, 2006
Page 2


For HCBK, we reviewed (i) Annual Reports for the years ended December 31, 2004, 2003 and 2002, (ii) unaudited financial statements for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, and (iii) other information we deemed relevant. We also discussed with members of the senior management team of HCBK, the current position and prospective outlook for HCBK.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by SFFS and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from SFFS, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of SFFS's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of SFFS. We have further relied on the assurances of management of SFFS that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to HCBK or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to SFFS in connection with the Merger and will receive a fee for such services. In addition, SFFS has agreed to indemnify us for certain liabilities arising out of our engagement by SFFS in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by HCBK in the Merger is fair, from a financial point of view, to the stockholders of SFFS.

Board of Directors
Sound Federal Bancorp, Inc.
February 8, 2006
Page 3


This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of SFFS used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of SFFS in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Sincerely,

/s/ Keefe, Bruyette, & Woods, Inc.

Keefe, Bruyette, & Woods, Inc.

         APPENDIX C--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

TEXT OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS. - (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d)     Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)     If the merger or consolidation was approved pursuant to Section 228 or
Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                 REVOCABLE PROXY

                           SOUND FEDERAL BANCORP, INC.
                         SPECIAL MEETING OF STOCKHOLDERS
                               _____________, 2006

        The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders ("Meeting") to be held at the Company's corporate offices at 1311 Mamaroneck Avenue, White Plains, New York at 4:00 p.m., (local time) on ___________, 2006. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:


                                                      FOR     AGAINST    ABSTAIN
                                                      ---     -------    -------
1.   To consider and vote upon a proposal to          [ ]       [ ]        [ ]
     approve the Agreement and Plan of Merger dated as of February 8, 2006 (the "Merger
     Agreement") by and between Hudson City
     Bancorp, Inc. and Sound Federal Bancorp,
     Inc., pursuant to which a newly incorporated subsidiary of Hudson City Bancorp, Inc. will merge with and into Sound Federal Bancorp, Inc. and each of the outstanding shares of Sound Federal Bancorp, Inc. common stock will be converted into the right to receive $20.75 in cash, as more fully described in the accompanying proxy statement

                                                      FOR     AGAINST    ABSTAIN
                                                      ---     -------    -------
2.   The potential adjournment of the special         [ ]       [ ]        [ ]
     meeting of stockholders if necessary to
     solicit additional proxies.

3.   Any other matter that may properly come
     before the special meeting of stockholders or any adjournment thereof.




THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force or effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the Meeting.

        The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Meeting, and a proxy statement dated ______________, 2006.


Dated: __________________, 2006      [ ] Check Box if You Plan to Attend Meeting


-------------------------------      -------------------------------------------
PRINT NAME OF STOCKHOLDER            PRINT NAME OF STOCKHOLDER


-------------------------------      -------------------------------------------
SIGNATURE OF STOCKHOLDER             SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.




           PLEASE COMPLETE AND DATE THIS PROXY AND RETURN IT PROMPTLY
                    IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.